Form 10-K405, Exhibit 13
period 1996-09-30
MID CENTRAL FINANCIAL CORP
filed 1996-12-04
CIK 916790

MID-CENTRAL FINANCIAL CORPORATION


            (THE HOLDING COMPANY FOR MID-CENTRAL FEDERAL SAVINGS BANK A FEDERAL SAVINGS BANK)


            1996 ANNUAL REPORT


                            THE COMPANY AND THE BANK

MID-CENTRAL FINANCIAL CORPORATION

         Mid-Central Financial Corporation ("Mid-Central" or the "Company") was incorporated under the laws of the State of Minnesota on November 1, 1993. On April 25, 1994, Mid-Central Federal Savings Bank (the "Bank" or the ASavings Bank@) converted from mutual to stock form and reorganized into the holding company form of ownership as a wholly owned subsidiary of the Company. As a result of the conversion and reorganization, the Company issued 260,387 shares of its common stock to the public and registered its common stock with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

         The Company is classified as a unitary savings and loan holding company subject to regulation by the Office of Thrift Supervision ("OTS") of the Department of the Treasury. Prior to its acquisition of the Bank, the Company had no assets and no liabilities and engaged in no business activity. Since the acquisition, the Company has not engaged in any significant activity other than that of holding the stock of the Bank and operating the business of a savings association through the Bank. Accordingly, the information set forth in this report, including financial statements and related data, relates primarily to the Bank and its subsidiary.

         The main office of the Company is the same as the Bank's which is located at 520 South Jefferson Street, Wadena, Minnesota 56482 and its telephone number is (218) 631-1414. At September 30, 1996 the Company had total assets of $52.9 million and stockholders' equity of $5.1 million.

MID-CENTRAL FEDERAL SAVINGS BANK

         The Bank was organized in 1957 as a federally-chartered mutual savings and loan association under the name "Wadena Federal Savings and Loan Association." In 1973, the Bank changed its name to "Mid-Central Federal Savings and Loan Association." The Bank converted to a federal savings bank charter and changed to its current name in 1989. On April 25, 1994 the Bank converted to a federally chartered stock savings bank and sold all of its newly issued capital stock (100,000 shares) to the Company.

         The Bank is regulated by the OTS and its deposits are insured up to applicable legal limits under the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). The Bank is a member of the Federal Home Loan Bank ("FHLB") System. The Bank conducts its business through three full service offices.

         The Savings Bank's principal business is attracting deposits from the general public through a variety of deposit programs and originating and purchasing loans secured primarily by owner-occupied residential properties and, to a lesser extent, originating consumer loans. The Savings Bank's residential real estate and consumer loans amounted to $33.9 million and $8.5 million, or 76.4% and 19.3% respectively, of the total loan portfolio at September 30, 1996. To a significantly lesser extent, the Savings Bank originates commercial real estate and commercial business loans.

         The Savings Bank is headquartered in the city of Wadena, the county seat of Wadena County, which is situated on the border of Wadena and Otter Tail Counties in north central Minnesota. Wadena is approximately 160 miles northwest of Minneapolis/St. Paul and 160 miles west of Duluth. The City and County of Wadena have a population of approximately 4,200 and 13,000, respectively, based on the 1990 U.S. Census. The Savings Bank has recently purchased whole loans and loan participation interests secured by residential properties located in and around Fargo, North Dakota, Des Moines, Iowa, and the state of Minnesota. Management considers these geographic areas secondary market areas for loans when sufficient loan demand is not present in its primary market area.

         Management considers Wadena and Todd Counties and eastern Otter Tail County as its primary market area. The area economy is diverse agricultural, with a mixture of crop, irrigation and dairy farming. The largest employer is Homecrest Industries, a furniture manufacturer, employing approximately 330 persons according to recent statistics published by the Minnesota Department of Trade and Economic Development.

         The Bank faces strong competition in the attraction of savings deposits (its primary source of lendable funds) and in the origination of loans. Historically, its most direct competition for savings deposits has been other thrift institutions, credit unions and commercial banks located in its primary market area. The Bank considers Todd and Wadena Counties and eastern Otter Tail County to be its primary market area for savings deposits and loans. Particularly in times of high interest rates, the Company has faced additional significant competition for investors' funds from short-term money market securities and other corporate and government securities. The Company's competition for loans comes principally from other thrift institutions, commercial banks, mortgage banking companies and mortgage brokers.

         As of September 30, 1996, the Company had 21 full-time and 7 part-time employees. The employees are not represented by a collective bargaining unit.

      SELECTED CONSOLIDATED FINANCIAL CONDITION, OPERATING AND OTHER DATA

The following table sets forth certain information concerning the financial position of the Company (including consolidated data from operations of the subsidiary) at the dates indicated.

                                                                 At September 30,
                                             -----------------------------------------------------------
                                             1996         1995          1994         1993           1992
                                             ----         ----          ----         ----           ----
                                                                   (In thousands)
FINANCIAL CONDITION DATA:
Total assets............................  $52,871      $52,581       $51,848      $49,205        $50,495
Loans receivable, net...................   43,315       37,781        31,416       30,034         31,425
Mortgage-backed securities..............    1,145        1,457         1,430        1,837          2,208
Cash, interest-bearing deposits
 and investment securities(1)...........    6,820       11,619        17,169       15,693         15,201
Deposits................................   46,873       46,804        46,290       46,211         47,853
Borrowings..............................       --           --            --           --             --
Retained earnings, substantially
  restricted............................    2,952        2,885         2,693        2,493          2,103
Total Stockholders' Equity..............    5,095        5,130         5,040           --             --
---------------
(1)  Includes interest-bearing deposits in other depository institutions.


                                                             Year Ended September 30,
                                             -----------------------------------------------------------
                                             1996         1995          1994         1993           1992
                                             ----         ----          ----         ----           ----
                                                                   (In thousands)
OPERATING DATA:
Interest income.........................   $3,896       $3,581        $3,229       $3,434         $4,024
Interest expense........................    2,128        2,006         1,788        1,989          2,694
                                            -----        -----         -----        -----          -----

Net interest income ....................    1,768        1,575         1,441        1,445          1,330
Provision for loan losses...............       62           23           (17)          --             30
                                            -----        -----         -----        -----          -----

Net interest income after provision
  for loan losses.......................    1,706        1,552         1,458        1,445          1,300

Gains (losses) from sale of loans,
  securities and joint ventures.........      --           --            --           144           (176)
Non-interest income.....................      188          182           215          259            290
Non-interest expense....................    1,494        1,189         1,299        1,191          1,165
                                            -----        -----         -----        -----          -----

Income (loss) before income tax
  expense, and extraordinary  item......      400          545           374          657            249
Provision for income taxes (benefit)....      172          219           154          267             93
                                            -----         ----          ----         ----            ---
Net income (loss).......................    $ 228        $ 326         $ 220        $ 390          $ 156
                                             ====         ====          ====         ====           ====

                                  (Table continued on next page)

KEY OPERATING RATIOS:

The table below sets forth certain performance ratios of the Company for the periods indicated.

                                                              Year Ended September 30,
                                                ------------------------------------------------------
                                                1996        1995        1994         1993         1992
                                                ----        ----        ----         ----         ----
Return on assets (net income
 (loss) divided by average assets) ..           .43%        .63%        .43%         .78%         .30%

Return on average equity (net
 income (loss) divided by average
  equity) ...........................          4.36%       6.37%       5.97%       16.35%        7.60%

Average equity to average assets ....          9.96%       9.94%       7.27%        4.78%        3.98%

Interest rate spread
 (difference between average
 yield on interest-earning
 assets and average cost of
 interest-bearing liabilities) ......          3.27%       2.93%       2.81%        2.94%        2.63%

Net interest margin (net
 interest income as a
 percentage of average
 interest-earning assets) ...........          3.56%       3.22%       2.97%        3.02%        2.69%

Non-interest income to average assets           .36%        .35%        .42%         .54%         .56%

Non-interest expense to
 average assets .....................          2.85%       2.31%       2.57%        2.39%        2.35%

Average interest-earning
 assets to interest-bearing
 liabilities ........................        106.80%     106.95%     104.30%      101.91%      101.08%

Allowance for loan losses
  to total loans at end of
  period ............................           .48%        .44%        .53%         .67%         .66%

Net charge-offs to average
  outstanding loans during the
  period ............................           .05%        .07%        .07%          --%          --%
Ratio of non-performing assets
  to total assets ...................           .15%        .37%        .53%         .86%        1.30%

Ratio of allowance for loan losses
  to non-performing loans ...........        804.00%     131.00%     165.00%      175.00%       69.80%

OTHER DATA (END OF PERIOD):

Number of:
 Real estate loans outstanding ......         1,008         960         990        1,005        1,047
 Deposit accounts ...................         8,525       8,539       8,774       10,289       11,122
 Full-service offices ...............             3           3           3            3            3

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

                            AND RESULTS OF OPERATIONS

GENERAL

         Management's discussion and analysis of results of operations is intended to assist in understanding the financial condition and results of operations of the Company. The information contained in this section should be read in conjunction with the Consolidated Financial Statements, the accompanying Notes to Consolidated Financial Statements and the other sections of this report.

FINANCIAL CONDITION

         The Company's total assets increased approximately $290,000 from $52.6 million at September 30, 1995 to $52.9 million at September 30, 1996. The increase in asset size primarily reflects an increase in the net loans receivable of $5.5 million from $37.8 million at September 30, 1995 to $43.3 million at September 30, 1996 offset by decreases in interest bearing deposits with banks and investment securities of $5.9 million.

         The Savings Bank's levels of classified assets and net real estate owned declined from September 30, 1995 to September 30, 1996. Net real estate owned declined $14,521, or 24.2%, from $59,977 at September 30, 1995 to $45,456 at September 30, 1996. Assets classified as doubtful, substandard or special mention declined $129,909 or 29.9%, from $434,980 at September 30, 1995 to $305,071 at September 30, 1996. The decline in classified assets was primarily the result of improved credit administration, as well as the general improvement in the economy of the Savings Bank's primary market area.

         Deposits increased between September 30, 1995 and September 30, 1996 by 0.2% with an increase of approximately $69,000. During fiscal year 1996, approximately $1.6 million of interest was credited to accounts while withdrawals exceeded deposits by $1.5 million.

OPERATING STRATEGY

         The primary goal of management is to increase profitability and enhance net worth, while minimizing risk. The Company's results of operations are dependent primarily on net interest income, which is the difference between the income earned on its interest-earning assets, such as loans and investments, and the cost of its interest-bearing liabilities, consisting of deposits and borrowings. The Company's net income is also affected by, among other things, fee income, provisions for loan losses and operating expenses. The Company's results of operations are also significantly affected by general and local economic and competitive conditions, particularly changes in market interest rates, government legislation and policies concerning monetary and fiscal affairs, housing and financial institutions and the attendant actions of the regulatory authorities.

         The Company's management has implemented various strategies designed to continue its profitability while maintaining the safety and soundness of the Company. These strategies include: (i) emphasizing one- to four-family lending within the primary market area; (ii) emphasizing consumer lending; (iii) improving asset quality; and (iv) managing interest-rate risk. Subject to market conditions, it is anticipated that these strategies will be continued in the 1997 fiscal year. In addition, subject to market conditions and in compliance with appropriate internal policies and procedures, management may engage in secondary market loan purchases, particularly with respect to adjustable-rate loans, in order to enhance interest-rate risk management.

         Emphasizing One- to Four-Family Lending. Historically, Mid-Central has been a predominantly one- to four- family lender. Mid-Central has established methods to expand its loan originations through contacts with past and present customers. The Company also uses print and radio advertising and community involvement to gain exposure within the communities it operates. Mid-Central emphasizes the origination of ARM loans when available.

         Emphasize Consumer Lending. At September 30, 1996, consumer loans amounted to $8.5 million or 19.3% of the total loan portfolio, an increase of $0.3 million or 3.6% from the previous fiscal year-end. Consumer loans are helpful in asset liability management because they generally have shorter terms and higher interest rates than residential mortgage loans. Consumer loans, however, carry a higher risk of default.

         During the past fiscal year the Company sold $864,000 in student loans, effectively its whole portfolio. The Company decided that due to decreasing yields and increasing servicing expenses, it will not hold student loans in its portfolio in the future. However, the Company will continue to originate student loans for immediate sale.

         Improving Asset Quality. The ratio of non-performing assets to total assets has steadily declined from 1.30% at September 30, 1992, to 0.15% at September 30, 1996. Mid-Central has focused on maintaining asset quality through sound underwriting and effective collection procedures.

         Managing Interest-Rate Risk. In order to reduce the impact on the net interest income due to changes in interest rates, management has implemented several techniques. These include (i) emphasizing the origination or purchase of ARM loans; (ii) maintaining a short-term investment portfolio; (iii) emphasizing consumer lending; and (iv) attempting to lengthen deposit maturities.

RESULTS OF OPERATIONS

         The operating results of the Company depend primarily on its net interest income, which is the difference between interest income on interest-earning assets, primarily loans and investment securities, and interest expense on interest-bearing liabilities, primarily deposits. The Company's net income also is affected by the establishment of provisions for loan losses and the level of its other income, including deposit service charges, as well as its other expenses and income tax provisions.

COMPARISON OF OPERATING RESULTS FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 1996 AND 1995

         General. Net income for the year ended September 30, 1996 totaled $228,000 compared to net income of $326,000 for the year ended September 30, 1995. The primary reasons for the $98,000 decrease in net income were an increase in other expenses of $305,000 offset by an increase in net interest income after provision for loan losses of $153,000 and a decrease in income taxes payable of $47,000. The reasons for these changes are discussed below.

         Interest Income. Interest income for the year ended September 30, 1996 was $3.9 million, a 8.8% increase from $3.6 million for the year ended September 30, 1995. The yield on interest-earning assets in the year ended September 30, 1996 was higher, accounting for $95,000 of the $315,000 increase, as a result of the general increase in market interest rates. The remainder of the increase was primarily due to a larger interest-earning asset base resulting primarily from the origination and purchase of mortgage loans, and to a lesser extent, the origination of consumer loans and commercial business loans.

         The largest component of interest income was interest on loans receivable. Interest income on loans receivable was $3.4 million and $2.7 million for the years ended September 30, 1996 and 1995, respectively. The $662,000 increase resulted primarily from an increase in the average balance on mortgage loans which produced $420,000 of the increase in 1996 and an increase in the average balance of consumer loans which produced $127,000 of the increase in 1996.

         Increasing volume in the mortgage loan portfolio resulted primarily from new mortgage loan originations and purchases. Increasing volume in consumer loans resulted primarily from new loan originations in the consumer loan portfolio.

         Interest on mortgage backed securities decreased by $15,000 in 1996 over the same period in 1995, due to a decrease in the average outstanding volume of the mortgage-backed securities portfolio.

         Interest income on investments and interest-bearing deposits decreased 43.8% to $426,000 in 1996. Interest income decreased $354,000 due to lower average balances in 1996 as compared to 1995, offset by an increase of $37,000 to interest income as a result of higher yields on investments and interest-bearing deposits in the current fiscal year.

         The weighted average interest rate received on earning assets in the year ended September 30, 1996 was 7.85% compared to 7.32% in the year ended September 30, 1995.

         Interest Expense. For the year ended September 30, 1996, interest expense on deposits was $2.1 million, a $122,000 or 6.1% increase compared to the year ended September 30, 1995. Higher interest rates paid accounted for $88,000 of the increase and an increase in the average volume of deposits increased interest expense by $33,000. The weighted-average rate paid on deposits in 1996 was 4.58% compared to 4.39% in 1995. At September 30, 1996 and 1995, certificates of deposits totalled $32.8 million, or 70.0% of total deposits, and $32.9 million, or 70.4% of total deposits, respectively. At the same time, at those respective dates, regular savings and other transactional accounts totalled $14.1 million, or 30.0% of total deposits, and $13.8 million, or 29.6% of total deposits. The Company had no borrowings in either 1996 or 1995.

         Provision for Loan Losses. During the year ended September 30, 1996 the Company recorded a provision for loan losses of $63,000 compared to $23,000 for the year ended September 30, 1995. The increase in the amount of the provision for loan losses from 1996 compared to 1995 was due primarily to an increase in the overall loan portfolio.

         Other Income. Other income was $188,000 and $182,000 for the years ended September 30, 1996 and 1995, respectively, an increase of $7,000 or 3.8%.

         Other Expenses. Other expenses during the years ended September 30, 1996 and 1995 were $1.5 million and $1.2 million, respectively, an increase of $300,000 or 25.6%. The increase was primarily due to an accrued payment of approximately $305,000 to the Federal Deposit Insurance Corporation (the AFDIC@). This payment is a special one-time assessment imposed by the Deposit Insurance Funds Act of 1996 on most Office of Thrift Supervision regulated financial institutions for the purpose of fully capitalizing the Savings Association Insurance Fund. In 1996, the Company also paid approximately $109,000 for annual federal insurance premiums, which were calculated at a rate of 23 basis points of the Company=s assessable deposits. Due to the payment of the special assessment of $305,000, the annual federal insurance premiums will be calculated in 1997 at a rate of 6.4 basis points of the Company=s assessable deposits.


         Income Taxes. Income tax expense decreased to $172,000 in 1996 from $219,000 in 1995 as a result of a decrease in income before income tax expense.

COMPARISON OF OPERATING RESULTS FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 1995 AND 1994

         General. Net income for the year ended September 30, 1995 totalled $326,000 compared to net income of $220,000 for the year ended September 30, 1994. The primary reasons for the $106,000 increase in net income were a $135,000 increase in net interest income and a $109,000 decrease in other expense, offset by an increase in the provision for loan losses of $40,000, a $64,000 increase in the provision for income taxes and a $33,000 decrease in other income. The reasons for these changes are discussed below.

         Interest Income. Interest income for the year ended September 30, 1995 was $3.6 million, a 10.9% increase from $3.2 million for the year ended September 30, 1994. The yield on interest-earning assets in the year ended September 30, 1995 was higher, accounting for $237,000 of the $352,000 increase, as a result of the general increase in market interest rates. The remainder of the increase was primarily due to a larger interest-earning asset base resulting primarily from the origination of consumer loans, and to a lesser extent, the origination and purchase of mortgage loans.

         The largest component of interest income was interest on loans receivable. Interest income on loans receivable was $2.7 million and $2.4 million for the years ended September 30, 1995 and 1994, respectively. The $322,000 increase resulted primarily from increasing yields on mortgage loans which produced $72,000 of the increase in 1995 and an increase in the average balance of consumer loans which produced $151,000 of the increase in 1995.

         Increasing mortgage yields resulted primarily from the upward yield adjustment in the ARM loan portfolio. Increasing volume in consumer loans resulted primarily from new loan originations in the consumer loan portfolio.

         Interest on mortgage backed securities increased by $3,000 in 1995 over the same period in 1994, due to an increase in the average yield earned on mortgage-backed securities.

         Interest income on investments and interest-bearing deposits increased 3.7% to $758,000 in 1995. Of the $27,000 increase, $148,000 was due to higher yields offset by a $87,000 decrease resulting from lower average balances in 1995 as compared to 1994.

         The weighted average interest rate received on earning assets in the year ended September 30, 1995 was 7.32% compared to 6.66% in the year ended September 30, 1994.

         Interest Expense. The Company had no borrowings in either 1995 or 1994. For the year ended September 30, 1995, interest expense on deposits was $2.0 million, a $218,000 or 12.2% increase compared to the year ended September 30, 1994. Higher interest rates paid accounted for $251,000 of the increase offset by $29,000 due to an average decrease in the volume of deposits. The weighted-average rate paid on deposits in 1995 was 4.39% compared to 3.85% in 1994. At September 30, 1995 and 1994, certificates of deposits totalled $32.9 million, or 70.4% of total deposits, and $31.7 million, or 68.5% of total deposits, respectively. At the same time, at those respective dates, regular savings and other transactional accounts totalled $13.8 million, or 29.6% of total deposits, and $14.6 million, or 31.5% of total deposits.

         Provision for Loan Losses. During the year ended September 30, 1995 the Company recorded a provision for loan losses of $23,000 compared to a negative $17,339 for the year ended September 30, 1994. The increase in the amount of the provision for loan losses from 1995 compared to 1994 was due to an increase in the allocation of the provisions for all losses to the loan loss category.

         Other Income. Other income was $182,000 and $215,000 for the years ended September 30, 1995 and 1994, respectively, a decrease of $33,000 or 15.5%. The primary reason for the decrease in other income was a decrease in the income attributable to loan origination fees in the amount of $42,000. The decrease in loan origination fees was primarily attributable to a more conservative amortization of origination fees to the income account and an increase in the allocation of origination fee expenses charged to expense accounts.

         Other Expenses. Other expenses during the years ended September 30, 1995 and 1994 were $1.2 million and $1.3 million, respectively, as a result of decreases in nearly all categories of other expenses. The most significant decrease was in the data processing services expense in the amount of $49,000, primarily due to final lease payments paid on computer equipment during the year.

         Income Taxes. Income tax expense increased to $219,000 in 1995 from $155,000 in 1994 as a result of increased income before income tax expense.

YIELDS EARNED AND RATES PAID

         The earnings of the Company depend largely on the spread between the yield on interest-earning assets (primarily loans and investments) and the cost of interest-bearing liabilities (primarily deposit accounts), as well as the relative size of the Company's interest-earning assets and interest-bearing liability portfolios.

         The following table sets forth, for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, net interest margin, and ratio of average interest-earning assets to average interest-bearing liabilities. Average balances for a period have been calculated using the average of month-end balances during such period. Management believes that such averages are representative of the Company's operations.

                                                                        Year Ended September 30
                                            ----------------------------------------------------------------------------------------
                                                       1996                        1995                           1994
                                            -------------------------    -------------------------    ------------------------------
                                                      Interest                     Interest                     Interest
                                            Average     and     Yield/   Average     and     Yield/    Average    and         Yield/
                                            Balance   Dividends  Cost    Balance   Dividends  Cost     Balance  Dividends      Cost
                                            -------   ---------  ----    -------   --------   ----     -------  ---------     ------
                                                                            (Dollars in thousands)
INTEREST-EARNING ASSETS(1):
 Mortgage loans.........................     $31,463   $2,519    8.01%   $26,073    $2,048     7.85%    $25,275   $1,914       7.57%
 Consumer loans.........................       8,571      786    9.17      7,151       641     8.96       5,427      472       8.70
 Commercial business loans..............         755       74    9.80        296        28     9.46         100        9       9.00
                                            --------   ------    -----   -------    ------     -----    -------   ------       -----
   Total net loans......................      40,789    3,379    8.28     33,520     2,717     8.11      30,802    2,395       7.78
 Mortgage-backed securities.............       1,296       91    7.02      1,509       106     7.02       1,156      103       6.79
 Investment securities..................       5,418      311    5.74     13,271       727     5.48      14,503      686       4.73
 Daily interest-bearing deposits........       2,118      115    5.43        599        31     5.13       1,652       45       2.72
                                            --------   ------    -----   -------    ------     -----    -------   ------       -----
   Total interest-earning assets........      49,621    3,896    7.85     48,899     3,581     7.32      48,473    3,229       6.66

NON-INTEREST EARNING ASSETS:
 Office properties and equipment, net...         578                         582                            532
Real estate, net........................          61                          43                            199
 Other non-interest-earning assets......       2,138                       1,904                          1,418
                                            --------                     -------                         ------
   Total assets.........................      52,398                      51,428                         50,622
                                            --------                     -------                         ------

INTEREST-BEARING LIABILITIES:
 Passbook accounts......................       5,518      144    2.61      5,527       145     2.62       5,968      155       2.60
 NOW and money market accounts..........       8,259      200    2.42      8,365       211     2.52       9,391      250       2.66
 Certificates of deposit................      32,685    1,784    5.46     31,831     1,650     5.18      31,115    1,383       4.44
                                            --------   ------    -----  ---------   ------     -----     -------  ------       -----
   Total interest-bearing liabilities...      46,462    2,128    4.58     45,723     2,006     4.39      46,474    1,788       3.85

NON-INTEREST-BEARING LIABILITIES:
 Non-interest-bearing deposits..........        --                          --                              --
 Other liabilities (2)..................        717                          595                            468
                                            --------                     -------                         ------
   Total liabilities....................      47,179                      46,318                         46,942
                                            --------                     -------                         ------
Retained earnings.......................       5,219                       5,110                          3,680
                                            --------                     -------                         ------
   Total liabilities and retained earnings   $52,398                     $51,428                        $50,622
                                            ========                     =======                        =======
Net interest income.....................               $1,768                       $1,575                        $1,441
                                                       ======                       ======                        ======
Interest rate spread....................                         3.27%                         2.93%                           2.81%
                                                                 =====                         =====                           =====
Net interest margin.....................                         3.56%                         3.22%                           2.97%
                                                                 =====                         =====                           =====
Ratio of average interest-earning
 assets to average interest-bearing liabilities                106.80%                       106.95%                         104.30%
                                                               =======                       =======                         =======
----------------------------------------------
(1) Excludes interest on loans 90 days or more past due.
(2) Includes average escrow balances of approximately $63,000, $56,000 and
    $51,000 for the years ended September 30, 1996, 1995, 1994 respectively.

YIELDS EARNED AND RATES PAID


         The following table sets forth (on a consolidated basis) for the periods and at the date indicated, the weighted average yields earned on the Company's assets, the weighted average interest rates paid on the Company's liabilities, together with the net yield on interest earning assets.


                                                 Year Ended
                                                September 30,           At
                                           ---------------------   September 30,
                                            1996    1995    1994       1996
                                           -----   -----   -----      -----

Weighted average yield on loan
  portfolio ............................   8.28%   8.11%   7.78%      8.24%
Weighted average yield on mortgage
  -backed securities ...................   7.02    7.02    6.79       7.07
Weighted average yield on investment
  portfolio ............................   5.74    5.48    4.73       5.30
Weighted average yield on
  all interest-earning assets ..........   7.85    7.32    6.66       7.91
Weighted average rate paid on savings
  deposits and on all interest-bearing
  liabilities ..........................   4.58    4.39    3.85       4.45
Interest rate spread (spread between
  weighted average rate on all interest-
  earning assets and all interest-
  bearing liabilities) .................   3.27    2.93    2.81       3.46
Net interest margin (net interest income
  (expense) as a percentage of average
  interest-earning assets) .............   3.56    3.22    2.97        N/A


 RATE/VOLUME ANALYSIS

         The following table sets forth the effects of changing rates and volumes on net interest income of the Company. Information is provided with respect to (i) effects on interest income attributable to changes in volume
(changes in volume multiplied by prior rate); (ii) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume);
and (iii) changes in rate/volume (change in rate multiplied by change in volume).

                                                 1996 Compared to 1995                    1995 Compared to 1994
                                                  Increase (Decrease)                      Increase (Decrease)
                                                        Due to                                   Due to
                                         -----------------------------------        -----------------------------------
                                                              Rate/                                       Rate/
                                         Rate     Volume     Volume      Net        Rate     Volume      Volume     Net
                                         ----     ------     ------      ---        ----     ------      ------     ---
                                                                         (Dollars in thousands)
Interest-earning assets:
 Mortgage loans(1)...................    $ 42      $420        $9      $ 471        $ 72     $  60       $ 2      $ 134
 Consumer loans(1)...................      15       127         3        145          14       151         4        169
 Commercial business loans(1)........       1        43         2         46           0        18         1         19
                                        -----     -----     -----      -----       ------    -----      -----     ------
  Total loans(1).....................      58       590        14        662          86       229         7        322

 Mortgage-backed securities..........       0       (15)        0        (15)          3         0         0          3
 Investment and trading securities...      35      (431)     ( 20)      (416)        108       (58)       (9)        41
 Daily interest-bearing deposits.....       2        77         5         84          40       (29)      (25)       (14)
                                        -----     -----     -----      -----       ------    -----      -----     ------

Total net change in income
 on interest-earning assets..........      95       221        (1)       315         237       142       (27)       352

Interest-bearing liabilities:
 Interest-bearing deposits...........      88        33         1        122         251      ( 29)      ( 4)       218
                                         -----     -----     -----      -----       ------    -----      -----     ------

Total net change in expense
 on interest-bearing liabilities.....      88        33         1        122         251       (29)       (4)       218
                                         -----     -----     -----      -----       ------    -----      -----     ------

Net change in net interest income....    $  7      $188      $ (2)      $193       $( 14)     $171      $(23)     $ 134
                                         =====     =====     =====      =====       ======    =====      =====     ======

[WIDE TABLE CONTINUED FROM ABOVE]

                                                 1994 Compared to 1993
                                                 Increase (Decrease)
                                                       Due to
                                         -----------------------------------
                                                              Rate/
                                         Rate     Volume     Volume      Net
                                         ----     ------     ------      ---
Interest-earning assets:
 Mortgage loans(1)...................   $(233)     $(54)      $ 7      $(280)
 Consumer loans(1)...................     (52)       74        (9)        13
 Commercial business loans(1)........       0        (3)        0         (3)
                                        -----     -----     -----      -----
  Total loans(1).....................    (285)       17        (2)      (270)

 Mortgage-backed securities..........     (11)      (45)        3        (53)
 Investment and trading securities...     (38)      338       (30)       270
 Daily interest-bearing deposits.....     ( 6)     (150)        4       (152)
                                        -----     -----     -----      -----

Total net change in income
 on interest-earning assets..........    (340)      160       (25)      (250)

Interest-bearing liabilities:
 Interest-bearing deposits...........   ( 174)      (30)        3       (201)
                                        -----     -----     -----      -----

Total net change in expense
 on interest-bearing liabilities.....    (174)      (30)        3       (201)
                                        -----     -----     -----      -----

Net change in net interest income....   $(166)     $190     $( 28)       $(4)
                                        =====     =====      =====     =====
-------------------------------------
(1)  Excludes interest on loans 90 days or more past due.

ASSET AND LIABILITY MANAGEMENT


         The primary function of asset and liability management is to provide liquidity and maintain an appropriate balance between interest-earning assets and interest-bearing liabilities. The elements of the Company's strategy to manage its interest rate sensitivity include the origination of ARM loans and consumer loans, the investment in short-term securities and the promotion of long-term deposits. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets anticipated, based upon certain assumptions, to mature or reprice within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income.

         At September 30, 1996, total interest-earning assets maturing or repricing within one year exceeded total interest-bearing liabilities maturing or repricing in the same time period by $2.8 million representing a cumulative one-year gap to total assets ratio of 5.2%. At September 30, 1995, the cumulative one-year gap to total assets ratio was 5.9%. The decrease in the one-year gap ratio between September 30, 1996 and 1995 is primarily due to the increase in fixed rate mortgage loans and the decrease in short term investment securities. During periods of rising interest rates, the cost of interest-bearing liabilities should rise less quickly than the yield on interest-earning assets and have a positive effect on net interest income. Conversely, during periods of falling interest rates, the cost of interest-bearing liabilities should fall less quickly than the yield on interest-earning assets and have a negative effect on net interest income. Management is closely monitoring the Company's interest rate sensitivity position and is actively structuring the asset and liability portfolios to protect net interest margin.

         Certain shortcomings are inherent in the method of analysis presented in the following table. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as ARM loans, have features that restrict changes in interest rates on a short-term basis over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating he table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

         The Company's analysis of its interest-rate sensitivity incorporates certain assumptions concerning the amortization of loans and other interest-earning assets and the withdrawal of deposits. The interest-rate sensitivity analysis illustrated in the table could vary substantially if different assumptions were used or if actual experience differs from the assumptions used. Decay rates of core deposits are based on the latest available OTS data, which the Company believes are a realistic representation of its own portfolio. Loan prepayment assumptions are based on the Company's experience over the past year.

         The following table presents the Company's interest sensitivity gap between interest-earning assets and interest-bearing liabilities at September
30, 1996.

                                                 Within
                                                  Six             6 Months           1-3              3-5              5-10
                                                 Months         to One Year         Years            Years             Years
                                                 -------          -------          -------          -------           -------
                                                                                 (Dollars in thousands)
Interest-earning assets:
 Fixed-rate mortgage loans .............         $   985          $   966          $ 3,311          $ 2,314           $ 3,996
 Adjustable rate mortgage loans ........          11,925           10,511              480              100                 0
 Mortgage-backed securities ............              74               72              267              239               493
 Other loans ...........................           3,042            2,230            4,218              197                 0
 Investment securities and
  interest-bearing deposits ............           3,991              168              630                0                 0
                                                 -------          -------          -------          -------           -------

   Total rate sensitive assets .........         $20,017          $13,947          $ 8,906          $ 2,850           $ 4,489
                                                 =======          =======          =======          =======           =======

Interest-bearing liabilities:

  Regular savings and NOW accounts .....         $ 1,737          $ 1,437          $ 3,484          $ 1,490           $ 1,931
  Money market deposit accounts ........           1,320              605              268              128                98
  Certificates of deposit ..............          16,696            9,399            4,989            1,732                 0
                                                 -------          -------          -------          -------           -------

   Total rate sensitive liabilities ....         $19,753          $11,441          $ 8,741          $ 3,350           $ 2,029
                                                 =======          =======          =======          =======           =======

Excess (deficiency) of interest
 sensitive assets over interest
 sensitive liabilities .................             264            2,506              165             (500)            2,460

Cumulative excess (deficiency) of
 interest sensitive assets .............             264            2,770            2,935            2,435             4,895

Cumulative ratio of interest-earning
 assets to interest-bearing liabilities           101.34%          108.88%          107.35%          105.63%           110.80%

Interest sensitivity gap to total assets            0.50%            4.73%            0.31%           -0.94%             4.64%

Ratio of cumulative gap to total assets             0.50%            5.23%            5.54%            4.59%             9.24%

[WIDE TABLE CONTINUED FROM ABOVE]

                                            Over
                                             10
                                            Years             Total
                                           -------           -------

Interest-earning assets:
 Fixed-rate mortgage loans .............   $     0           $11,572
 Adjustable rate mortgage loans ........         0            23,016
 Mortgage-backed securities ............         0             1,145
 Other loans ...........................         0             9,687
 Investment securities and
  interest-bearing deposits ............       638             5,427
                                           -------           -------

   Total rate sensitive assets .........   $   638           $50,847
                                           =======           =======

Interest-bearing liabilities:

  Regular savings and NOW accounts .....   $ 1,541           $11,620
  Money market deposit accounts ........        18             2,437
  Certificates of deposit ..............         0            32,816
                                           -------           -------

   Total rate sensitive liabilities ....   $ 1,559           $46,873
                                           =======           =======

Excess (deficiency) of interest
 sensitive assets over interest
 sensitive liabilities .................      (921)            3,974

Cumulative excess (deficiency) of
 interest sensitive assets .............     3,974

Cumulative ratio of interest-earning
 assets to interest-bearing liabilities     108.48%           108.48%

Interest sensitivity gap to total assets     -1.74%             7.50%

Ratio of cumulative gap to total assets       7.50%

         The following table presents certain information regarding interest-earning assets and interest-bearing liabilities which are estimated to mature or are scheduled to reprice within one year.

                                                                At September 30,
                                                     1996            1995             1994
                                                     ----            ----             ----
                                                               (Dollars in thousands)
Interest-earning assets maturing
 or repricing within
 one year ...............................        $   34,088      $   33,132      $   30,489

Interest-bearing liabilities maturing
 or repricing within one year ...........        $   31,194      $   30,019      $   29,712

Excess (deficiency) of interest-earning
 assets over interest-bearing liabilities
 as a percent of total assets ...........              5.46%           5.92%           1.50%

Percent of assets to liabilities maturing
 or repricing within one year ...........            109.28%         110.37%         102.62%

LIQUIDITY AND CAPITAL RESOURCES

         The Company's primary sources of funds are deposits and proceeds from principal and interest payments on loans, mortgage-backed securities and investment securities. While maturities and scheduled amortization of loans and mortgage-backed securities are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

         The primary investing activity of the Company is the origination of residential mortgage loans. During the three years ended September 30, 1996, 1995 and 1994, the Company originated residential mortgage loans of $7.4 million, $5.4 million and $4.6 million, respectively. Other investing activities include the purchase of investment securities, which totalled $0.5 million, $0.3 million and $11.2 million during the years ended September 30, 1996 and 1995 and 1994, respectively. These activities were funded primarily by principal repayments on loans, mortgage-backed securities and other investment securities.

         The Company must maintain an adequate level of liquidity to ensure the availability of sufficient funds to support loan growth and deposit withdrawals, to satisfy financial commitments and to take advantage of investment opportunities. The Company's sources of funds include deposits and principal and interest payments from loans and mortgage-backed securities and investments. During fiscal years 1996, 1995 and 1994, the Company used its sources of funds primarily to fund loan commitments and to pay maturing savings certificates and deposit withdrawals. At September 30, 1996, the Company had approved loan commitments totalling $235,000 and undisbursed loans in process totaling $666,000. See Note 3 and Note 10 to Notes to Consolidated Financial Statements.

         At September 30, 1996, savings certificates amounted to $32.8 million, or 70.0% of the Company's total deposits, including $26.1 million ($1.3 million of which were "jumbo" certificates of deposits) which were scheduled to mature by September 30, 1997. Historically, the Company has been able to retain a significant amount of its deposits as they mature. Accordingly, management of the Company does not expect that the maturing of such deposits will have a significant adverse effect on the Company's liquidity, which exceeded regulatory requirements at September 30, 1996 as discussed below. Management of the Company believes it has adequate resources to fund all loan commitments by savings deposits and FHLB-Des Moines advances and sale of mortgage loans and that it can adjust the offering rates of savings certificates to retain deposits in changing interest rate environments.

         The OTS requires a savings institution to maintain an average daily balance of liquid assets (cash and eligible investments) equal to at least 5% of the average daily balance of its net withdrawable deposits and short-term borrowings. In addition, short-term liquid assets currently must constitute 1% of the sum of net withdrawable deposit accounts plus short-term borrowings. The Company's actual short- and long-term liquidity ratios at September 30, 1996 were 9.8% and 10.0%, respectively. The Company consistently maintains liquidity levels in excess of regulatory requirements, and believes this is an appropriate strategy for proper asset and liability management.

REGULATORY CAPITAL

         The table below sets forth the Savings Bank's capital position relative to its capital requirements at September 30, 1996.

                                               At September 30, 1996
                                          ---------------------------------
                                                         Percent of Total
                                          Amount       Risk-Weighted Assets
                                          ------       --------------------
                                             (Dollars in thousands)

Tangible capital                          $4,302                8.13%
Tangible capital requirement                 794                1.50
                                          ------                -----
Excess                                    $3,508                6.63%
                                          ======                =====

Core capital                              $4,302                8.13%
Core capital requirement(1)                1,587                3.00
                                          ------                -----
Excess(1)                                 $2,715                5.13%
                                          ======                =====

Risk-based capital                        $4,511               14.87%
Risk-based capital requirement             2,427                8.00
                                          ------                -----
Excess                                    $2,084                6.87%
                                          ======                =====
------------------------------
(1) Does not reflect proposed amendments to increase the core capital requirement to up to 5% of total assets.

LENDING ACTIVITIES

         GENERAL. The principal lending activity of the Company is the origination of conventional mortgage loans (most of which are not insured or guaranteed by federal agencies) for the purpose of purchasing, constructing or refinancing owner-occupied, one- to four- family residential property in its primary market area. The Company also originates direct consumer loans in amounts generally less than $25,000.

         During the past fiscal year the Company purchased $3.1 million in adjustable-rate single-family residential mortgage loans on properties located in Minnesota and Iowa.

         During the past fiscal year the Company sold $864,000 in student loans, almost its whole portfolio. The Company decided that due to decreasing yields and increasing servicing expenses, it will not hold student loans in its portfolio in the future. However, the Company will continue to originate student loans for immediate sale.

         Since 1982, the Company has placed a growing emphasis on the origination of ARM loans in order to increase the interest rate sensitivity of its loan portfolio. At September 30, 1996, ARM loans accounted for approximately 66.5% of the total mortgage loan portfolio.

         Subject to market conditions, management intends for Mid-Central to remain a retail financial institution originating long-term mortgage loans for the purchase, construction or refinance of one- to four-family residential real estate, small commercial and consumer loans.

LOAN PORTFOLIO ANALYSIS. The following table sets forth the composition of the Company's loan portfolio by type of loan as of the dates indicated.



                                                                                At September 30,
                                          -----------------------------------------------------------------------------------------
                                               1996                1995                1994              1993              1992
                                          ----------------    ----------------    ---------------   ----------------  -------------
                                          Amount  Percent     Amount  Percent     Amount  Percent   Amount   Percent  Amount Percent
                                          ------- --------    ------- --------    ------- -------   -------  -------  ------- -----
                                                                             (Dollars in thousands)
Real Estate Loans:

 Conventional one- to four-family .....   $31,371     70.8%   $26,781     68.8%   $22,616    71.2%  $22,067     72.2% $22,466  70.4%
 Conventional multi-family ............     2,081      4.7      1,984      5.1        926     2.9       678      2.2    1,105   3.3
 FHA and VA ...........................       203       .5        262       .7        376     1.2       496      1.6      668   2.1
 Real estate sold on contract .........       195       .4        351       .9        704     2.2     1,010      3.3    1,195   3.7
 Commercial ...........................       738      1.7        903      2.3        904     2.9     1,231      4.0    1,429   4.5
                                          ------- --------    ------- --------    ------- -------   -------  -------  ------- -----
  Total real estate loans .............    34,588     78.1     30,281     77.8     25,526    80.4    25,482     83.3   26,863  84.2

Commercial loans ......................     1,156      2.6        401      1.0        140      .4        85       .3      175    .5

 Consumer Loans:
 Home improvement .....................     1,004      2.3        859      2.2        953     3.0       898      2.9      890   2.8
 Automobile ...........................     3,493      7.9      3,245      8.3      2,415     7.6     2,165      7.1    2,141   6.7
 Student loans ........................        36       .1        920      2.4        903     2.9       787      2.6      747   2.3
 Savings accounts .....................       282       .6        203       .5        200      .6       293      1.0      360   1.2
 Other ................................     3,716      8.4      3,009      7.8      1,612     5.1       849      2.8      738   2.3
                                          ------- --------    ------- --------    ------- -------   -------  -------  ------- -----
  Total consumer loans ................     8,531     19.3      8,236     21.2      6,083    19.2     4,994     16.4    4,876  15.3
                                          ------- --------    ------- --------    ------- -------   -------  -------  ------- -----

  Total loans .........................    44,275    100.0%    38,918    100.0%    31,749   100.0%   30,561    100.0%  31,914 100.0%
                                                     =====               =====              =====              =====          =====


Less:

 Loans in process .....................       669                 924                 158               302               236
 Unamortized loan origination
  fees, net or direct costs ...........        82                  48                  10                22                45
 Allowance for possible loan
  losses ..............................       209                 165                 165               203               208
                                          -------             -------           ---------           -------         ---------
   Total loans receivable, net ........   $43,315             $37,781           $  31,416           $30,034         $  31,425
                                          =======             =======           =========           =======         =========


                       (table continued on following page)




                                                                                At September 30,
                                          -----------------------------------------------------------------------------------------
                                               1996                1995                1994              1993              1992
                                          ----------------    ----------------    ---------------   ----------------  -------------
                                          Amount  Percent     Amount  Percent     Amount  Percent   Amount   Percent  Amount Percent
                                          ------- --------    ------- --------    ------- -------   -------  -------  ------- -----
                                                                             (Dollars in thousands)
Type of Security:

Residential real estate
  One- to four-family......................  $31,769   71.7%  $27,394   70.4%   $23,696   74.6% $23,573     77.1% $24,329   76.2%
  Multi-family dwellings...................    2,081    4.7     1,984    5.1        926    2.9      678      2.2    1,105    3.5
Commercial real estate.....................      738    1.7       903    2.3        904    2.9    1,231      4.0    1,429    4.5
Other loans................................    9,687   21.9     8,637   22.2      6,223   19.6    5,079     16.7    5,051   15.8
                                             -------  -----    ------  -----   -------- ------ --------   ------ -------- ------
   Total loans.............................  $44,275  100.0%  $38,918  100.0%   $31,749  100.0% $30,561    100.0% $31,914  100.0%
                                                     ======           ======            ======            ======          ======

Less:
 Loans in process..........................    (669)            (924)             (158)           (302)             (236)
 Unearned discounts and deferred fees......     (82)             (48)              (10)            (22)              (45)
 Allowance for possible loan losses .......    (209)            (165)             (165)           (203)             (208)
                                               -----          -------           -------         -------           -------
 Total loans receivable, net...............  $43,315          $37,781           $31,416         $30,034           $31,425
                                             =======          =======           =======         =======           =======

---------------
(1)   Includes construction loans converted to permanent loans.




LOAN MATURITY AND REPRICING


         The following table sets forth certain information at September 30, 1996 regarding the dollar amount of loans maturing based on their scheduled contractual payment to maturity, but does not include potential prepayments. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. Mortgage loans which have adjustable rates are shown as maturing at their next repricing date. Loan balances do not include undisbursed loan proceeds, unearned discounts, unearned income and allowance for loan losses.

                                               After 1 Year    After 3 Years  After 5 Years
                                   Within        Through          Through        Through        Beyond
                                  One Year        3 Years         5 Years       10 Years       10 Years      Total
                                  --------        -------         -------       --------       --------      -----
                                                                            (In thousands)

Real estate mortgage.............  $21,516        $2,462          $2,098          $3,543          2,150      $31,769
Commercial real estate
 and multi-family................    1,890           219             243             467              0        2,819
Home improvement.................      129           247             224             340             64        1,004
Commercial.......................      272           576             165             134              9        1,156
Automobile.......................    1,359         1,742             390               2              0        3,493
Savings account..................      282             0               0               0              0          282
Other............................      880         1,345             881             637              9        3,752
                                 ----------      -------         -------          ------        -------      -------
     Total loans.................  $26,328        $6,591          $4,001          $5,123         $2,232      $44,275
                                   =======        ======          ======          ======         ======      =======


         The following table sets forth the dollar amount of all loans due after September 30, 1997, which have fixed interest rates and have floating or adjustable interest rates.

                                                          Fixed                    Floating or
                                                          Rates                 Adjustable Rates
                                                          -----                 ----------------
                                                                    (In thousands)
Real estate mortgage............................         $9,598                         $655
Commercial real estate
 and multi-family...............................            925                            4
Home improvement................................            875                           --
Commercial......................................            884                           --
Automobile......................................          2,134                           --
Savings account.................................              0                           --
Other...........................................          2,872                           --
                                                        -------                        -----
     Total......................................        $17,288                         $659
                                                        =======                         ====



         The following table shows total loans originated, purchased, sold and repaid during the periods indicated.

                                                                     Year Ended September 30,
                                                          ------------------------------------------------
                                                          1996                  1995                  1994
                                                          ----                  ----                  ----
                                                                       (Dollars in thousands)

Total loans at beginning of period............        $   38,918            $   31,749            $   30,561
                                                      ----------            ----------            ----------

Loans originated:
 Single-family residential....................             7,399                 5,359                 4,579
 Consumer.....................................             6,989                 6,365                 4,807
 Other loans (commercial).....................             1,333                   718                   157
                                                      ----------            ----------            ----------
   Total loans originated.....................            15,721                12,442                 9,543

Loans purchased:
Single-family residential.....................             3,066                 2,421                    --
 Multi-family residential and
  commercial real estate......................                --                 1,078                   400
                                                      ----------            ----------            ----------
   Total loans purchased......................             3,066                 3,499                   400
                                                      ----------            ----------            ----------

Consumer Loans Sold ..........................              (864)                   --                    --
                                                      ----------            ----------            ----------

Loan principal repayments.....................           (12,552)               (8,772)               (8,737)
                                                      ----------            ----------            ----------

Other.........................................               (14)                   --                   (18)
                                                      ----------            ----------            ----------
Net loan activity.............................             5,357                 7,169                 1,188
                                                      ----------            ----------            ----------
Total gross mortgage loans
  at end of period............................        $   44,275            $   38,918            $   31,749
                                                      ==========            ==========            ==========




         The following table sets forth information with respect to the Company's non-performing assets for the periods indicated. During the periods shown, the Company had no restructured loans within the meaning of SFAS 15 and no accruing loans which were contractually past due 90 days or more.

                                                                  At September 30,
                                    -------------------------------------------------------------------------------
                                    1996               1995             1994               1993                1992
                                    ----               ----             ----               ----                ----
                                                               (Dollars in thousands)
Loans accounted for on
a nonaccrual basis:
   Residential real estate....    $   18               $125             $100               $ 93                $284
   Commercial real estate.....        --                 --               --                 --                  --
   Commercial business........        --                 --               --                 --                  --
   Consumer...................         9                  1               --                 23                  14
                                   -----              -----             ----               ----               -----
      Total...................       $27               $126             $100               $116               $ 298
                                     ===               ====             ====               ====               =====

  Total nonaccrual
   loans......................       $27               $126             $100               $116               $ 298

Real estate owned.............        53                 71              174                307                 356
                                   -----              -----          -------            -------             -------

Total non-performing assets ..       $80               $197            $ 274              $ 423              $  654
                                     ===               ====            =====              =====              ======
Total loans delinquent
  90 days or more to
  net loans...................      .06%               .33%             .32%               .39%                .95%

Total loans delinquent
  90 days or more to
  total assets................      .05%               .24%             .19%               .24%                .59%

Total non-performing assets
  to total assets.............      .15%               .37%             .53%               .86%               1.30%


         At September 30, 1996 and 1995 the aggregate amounts of classified assets, and of general and specific loss allowances and charge-offs for the period then ended, were as follows:

                                                                  At September 30,
                                                            -----------------------------
                                                            1996                     1995
                                                            ----                     ----
                                                                    (In thousands)
Doubtful............................................       $  --                     $ --
Substandard assets..................................         248                      433
Special mention.....................................          52                        2

General loss allowances.............................         217                      176
Specific loss allowances............................          --                       --
Charge-offs, net....................................          19                       56




         The following table sets forth an analysis of the Company's gross allowance for possible loan losses for the periods indicated. Where specific loan loss reserves have been established, any difference between the loss reserve and the amount of loss realized has been charged or credited to current income.

                                                                     At September 30,
                                        --------------------------------------------------------------------------
                                        1996             1995               1994            1993              1992
                                        ----             ----               ----            ----              ----
                                                                     (Dollars in thousands)

Allowance at beginning of period.....   $165            $ 165              $ 203           $ 208             $ 213
Provision for loan losses............     63               23               (17)              --                30
Recoveries:
  Residential Real Estate............     --               --                 --               2                 1
  Consumer...........................      6                3                  8              --                --
                                        ----             ----               ----            ----             -----
 Total recoveries....................      6                3                  8               2                 1

Charge-offs:
 Residential real estate.............     --               16                 11               7                36
 Consumer............................     25               10                 18              --                --
                                        ----             ----                ---            ----             -----
   Total charge-offs.................     25               26                 29               7                36
                                        ----             ----                ---            ----             -----
   Net charge-offs...................     19               23                 21               5                35
                                        ----             ----                ---           -----             -----
    Balance at end of period.........   $209             $165               $165            $203              $208
                                        ====             ====               ====            ====              ====

Ratio of allowance to total
 loans outstanding at the
 end of the period...................   .48%             .44%               .53%            .67%              .66%

Ratio of net charge-offs to
 average loans outstanding
 during the period...................   .05%             .07%               .07%             --%               --%





     The following table sets forth the breakdown of the allowance for loan losses by loan category for the periods indicated.


                                                                 At September 30,
                        ----------------------------------------------------------------------------------------------------
                                      1996                              1995                             1994
                        --------------------------------   ------------------------------   ------------------------------

                                                As a %                           As a %                            As a %
                                 Loan           of Out-             Loan         of Out-             Loan          of Out-
                                 Category       standing            Category     standing            Category      standing
                                 as a % of      Loans in            as a % of    Loans in            as a % of     Loans in
                       Amount    Total Loans    Category  Amount    Total Loans  Category   Amount   Total Loans   Category
                       ------    -----------    --------  ------    -----------  --------   ------   -----------   ---------
Category
                                                                            Dollars in thousands)
Real estate mortgage:
  Residential........   $154          76.4%          .45%   $117          76.2%        .39%  $156          77.5%       .63%
  Commercial.........      4           1.7           .54%     11           1.6        1.77     --           2.9         --
  Commercial
     business........     12           2.6          1.04       4           1.0        1.00     --           0.4         --
  Consumer...........     39          19.3           .46      33          21.2         .40      9          19.2        .15
                        ----         -----                 -----         -----              -----         -----
   Total allowance
    for loan losses..   $209         100.0%          .47%   $165         100.0%        .44%  $165         100.0%       .53%
                        ====         =====                  ====         =====               ====         =====




                       (WIDE TABLE CONTINUED FROM ABOVE)



                                              At September 30,
                       -------------------------------------------------------------
                                   1993                             1992
                       -----------------------------  ------------------------------

                                            As a %                          As a %
                               Loan         of Out-             Loan        of Out-
                               Category     standing            Category    standing
                               as a % of    Loans in            as a % of   Loans in
                       Amount   Total Loans  Category   Amount   Total loans Category
                       ------   -----------  --------   ------   --------------------
Category
                                           (Dollars in thousands)
Real estate mortgage:
  Residential........  $191         79.3%      .79%     $196         79.7%  .77%
  Commercial.........    --          4.0        --        --          4.5    --
  Commercial
     business........    --          0.3        --        --          0.5
  Consumer...........    12         16.4       .24        12         15.3   .25
                       ----        -----               -----        -----
   Total allowance
    for loan losses..  $203        100.0%      .67%     $208        100.0%  .66%
                       ====        =====                ====        =====



         The following table sets forth the scheduled maturities, amortized costs, market values and weighted average yields for the Company's mortgage-backed securities at September 30, 1996. Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to call or prepay obligations with or without prepayment penalties. The following table does not take into consideration the effects of scheduled repayments or the effects of possible prepayments.

                                                            At September 30, 1996
                                 ------------------------------------------------------------------------------------------------
                                                              Greater than Five
                                   One to Five Years                Years                     Total Mortgage-Backed Securities
                                   -----------------                -----                     --------------------------------
                                             Weighted                     Weighted                        Approximate    Weighted
                                 Amortized    Average        Amortized     Average         Amortized        Market        Average
                                   Cost        Yield           Cost         Yield            Cost            Value         Yield
                                   ----        -----           ----         -----            ----            -----         -----
                                                                      (Dollars in thousands)
FNMA pass through
 securities..................      $ 98           8.68%        $298            7.23%          $396           $401             7.58%
FHLMC pass through
 securities..................       559           6.51          190            7.64            749            745             6.80
                                 ------                        ----                         ------         ------
Total mortgage-backed
 securities..................     $ 657           6.83         $488            7.38         $1,145         $1,146             7.07
                                  =====                        ====                         ======         ======


  The following table sets forth the Company's investment securities portfolio at carrying value at the dates indicated. At September 30, 1996, the Company had no investment securities, other than U.S. Government and agency securities, with an aggregate book value in excess of 10% of retained earnings.

                                                                  At September 30,
                                     ----------------------------------------------------------------------------
                                              1996                       1995                       1994
                                     ---------------------      ---------------------       ---------------------
                                     Carrying   Percent of      Carrying   Percent of       Carrying   Percent of
                                     Amount(1)  Portfolio       Amount(1)  Portfolio        Amount(1)  Portfolio
                                     --------   ----------      ---------  ----------       ---------  ----------
                                                                    (In thousands)
U.S. government treasury
  and obligations of U.S.
  government agencies.............    $1,069        100.0%       $2,961        100.0%        $5,387         98.2%
States of the U.S. and
  political subdivisions..........       --          --             --          --              100          1.8
                                      ------        -----        ------        -----         ------        -----
         Total....................    $1,069        100.0%       $2,961        100.0%        $5,487        100.0%
                                       =====        =====        ======        =====         ======        =====
----------------

(1) The market value of the Company's investment securities portfolio was $1.1 million, $3.0 million, and $5.5 million at September 30, 1996, 1995 and 1994, respectively.

           The following table sets forth the maturities and weighted average yields of the debt securities in the Company's investment securities portfolio at September 30, 1996.

                                       Less Than              One to               Five to              Over Ten
                                        One Year            Five Years            Ten Years               Years
                                   ----------------     ------------------     ---------------        --------------
                                   Amount     Yield     Amount       Yield     Amount    Yield        Amount   Yield
                                   ------     -----     ------       -----     ------    -----        ------   -----
                                                                (Dollars in thousands)
U.S. government treasury
  and obligations of U.S.
  government agencies..........     $498      5.35%     $ 349         6.63%     $ 0      0.00%         $222     5.85%

                  The following table sets forth information regarding the Company's time deposits and other interest-bearing deposits at September 30, 1996.


Weighted-
Average                                                                                  Percentage
Interest                                                          Minimum                 of Total
Rate          Term             Category                           Amount      Balance     Deposits
---------     ----             --------                           -------     -------    ----------
                                                                           (In thousands)
2.20%         None             NOW accounts                       $   100      $3,585        7.65%
2.85          None             Money market                         1,000       2,437        5.20
2.50          None             Passbook savings                        10       5,365       11.45
2.60          90 days          90-day notice accounts                  10         259        0.55
2.35          None             Super NOW accounts                   1,000       2,273        4.85
N/A           None             Non-interest checking accounts         100         138        0.29

                               Certificates of Deposit
                               -----------------------

5.00          91 days          Fixed-term, fixed-rate                 500       1,961        4.18
5.13          182 days         Fixed-term, fixed-rate                 500       4,717       10.06
5.35          1 year           Fixed-term, fixed-rate                 500       9,391       20.05
5.68          2 years          Fixed-term, fixed-rate                 500       3,553        7.58
5.85          30 months        Fixed-term, fixed-rate                 500         136        0.29
5.37          3 years          Fixed-term, fixed-rate                 500       3,053        6.51
5.46          4 years          Fixed-term, fixed-rate                 500       2,836        6.05
6.00          5 years          Fixed-term, fixed-rate                 500       1,246        2.66
6.14          8 years          Fixed-term, fixed-rate                 500          30         .06

                               IRA Certificates of Deposit
                               ---------------------------

5.00          91 days          Fixed-term, fixed-rate                 100         120        0.25
5.27          1 year           Fixed-term, fixed-rate                 100       5,256       11.23
5.73          2 years          Fixed-term, fixed-rate                 100         133        0.28
5.37          30 months        Fixed-term, fixed-rate                 100          20        0.04
5.54          3 years          Fixed-term, fixed-rate                 100          91        0.19
6.50          5 years          Fixed-term, fixed-rate                 100         273        0.58
                                                                              -------      ------

       Total                                                                  $46,873      100.00%
                                                                              =======      ======


DEPOSIT FLOW

         The following table sets forth the balances of savings deposits in the various types of savings accounts offered by the Company at the dates indicated.

                                                                       At September 30,
                                  ----------------------------------------------------------------------------------
                                             1996                             1995                       1994
                                  ----------------------------     --------------------------       ----------------

                                            Percent                        Percent                            Percent
                                              of      Increase               of      Increase                    of
                                  Amount     Total   (Decrease)    Amount   Total   (Decrease)      Amount     Total
                                  ------    -------  ----------    ------  -------  ----------      ------     -----
                                                                (Dollars in thousands)
Non-interest bearing.............   $138        0.3%    $ 11         $127       0.3%     $ 39         $ 88        .2%
NOW checking.....................  5,858       12.5      595        5,263      11.3      (18)        5,281      11.4
Regular savings accounts.........  5,624       11.9      160        5,464      11.6     (211)        5,675      12.3
Money market deposit.............  2,437        5.2    (569)        3,006       6.4     (504)        3,510       7.6
Fixed-rate certificates
   which mature in the
   year ending(1):
  Within 1 year.................. 26,095       55.7      970       25,125      53.7     1,311       23,814      51.4
  After 1 year, but within
    3 years......................  4,989       10.6  (1,494)        6,483      13.8     (504)        6,987      15.1
  After 3 years, but within
    5 years......................  1,732        3.8      396        1,336       2.9       401          935       2.0
                                  ------       ----     ----       ------      ----    ------       ------      ----
    Total........................$46,873      100.0%  $   69      $46,804     100.0%  $   514      $46,290     100.0%
                                 =======      ======  ======      =======     ======  =======      =======     ======
---------------------------------
(1)      At September 30, 1996, 1995 and 1994, jumbo certificates were $1.4 million, $1.9 million and $1.4 million, respectively. IRAs included in certificate of deposit balances were $5.9 million, $5.6 million and
         $5.8 million at September 30, 1996, 1995 and 1994, respectively.

TIME DEPOSITS BY RATES

 The following table sets forth the time deposits in the Company classified by rates as of the dates indicated.

                                       At September 30,
                            ----------------------------------------
                             1996             1995            1994
                            -------          -------         -------
                                         (In thousands)

Below  3.00%.......         $   --           $  --           $  --
3.01 - 4.00%.......              20               23           4,722
4.01 - 5.00%.......           5,984            4,911          21,968
5.01 - 6.00%.......          24,346           25,134           3,931
6.01 - 7.00%.......           2,386            2,468             414
Over   7.00%.......              80              408             701
                            -------          -------         -------
      Total........         $32,816          $32,944         $31,736
                            =======          =======         =======

         The following table sets forth the amount and maturities of time deposits at September 30, 1996.

                                                      Amount                              Percent
                            --------------------------------------------------------      of Total
                              1-6            7-12          13-36    37-60               Certificate
                              Months        Months        Months    Months     Total      Accounts
                              ------        ------        ------    ------     -----     ----------
                                              (Dollars in thousands)
Below  3.00%..............    $   --        $  --         $  --     $  --     $   --          --%
3.01 - 4.00%..............          4           16           --        --          20       0.06
4.01 - 5.00%..............      4,831          697           456       --       5,984      18.24
5.01 - 6.00%..............     11,577        8,290         3,591       888     24,346      74.19
6.01 - 7.00%..............        284          396           942       764      2,386       7.27
Over   7.00%..............        --           --            --         80         80       0.24
                              -------       ------        ------    ------    -------     -------
       Total..............    $16,696       $9,399        $4,989    $1,732    $32,816     100.00%
                              =======       ======        ======    ======    =======     =======

         The following table indicates the amount of the Company's jumbo certificates of deposit by time remaining until maturity as of September 30, 1996. Jumbo certificates of deposit require minimum deposits of $100,000 and have negotiable interest rates.

                                                        Certificates
                           Maturity Period              of Deposits
                           ---------------              ------------
                                                       (In thousands)

                           Three months or less          $    400
                           Three through six months           152
                           Six through twelve months          731
                           Over twelve months                 124
                                                         --------
                                Total                      $1,407

         The following table sets forth the deposit activities of the Company for the periods indicated.

                                            Year Ended September 30,
                                   --------------------------------------------
                                     1996              1995              1994
                                   --------          --------          --------
                                                 (In thousands)

Beginning balance                  $ 46,804          $ 46,290          $ 46,211
                                   --------          --------          --------

Net increase (decrease)
  before interest credited         $ (1,563)         $   (962)         $ (1,233)

Interest credited                     1,632             1,476             1,312
                                   --------          --------          --------

Net increase (decrease)
  in savings deposits              $     69          $    514          $     79
                                   --------          --------          --------

Ending balance                     $ 46,873          $ 46,804          $ 46,290
                                   ========          ========          ========


PROPERTIES

         The following table sets forth the location of the Company's offices and related information as of September 30, 1996. The net book value of the Company's investment in office, properties and equipment totalled $565,000 at September 30, 1996. See Note 5 of Notes to the Consolidated Financial
Statements.

                                       Year         Net Book         Building             Land               Square
Location                            Constructed      Value        Owned/Leased         Owned/Leased         Footage
--------                            -----------     --------      ------------         ------------         -------
Main Office
-----------
520 South Jefferson Street
Wadena, Minnesota 56482                1972         $317,887          Owned               Owned              4,380

Branch Offices
--------------

416 Central Avenue
Long Prairie, Minnesota 56347          1977           49,919          Owned               Owned              2,340

128 2nd Avenue, West
Staples, Minnesota 56482               1979          110,923          Owned               Owned              2,340

                    MARKET FOR REGISTRANT'S COMMON EQUITY AND
                           RELATED STOCKHOLDER MATTERS


         The Company issued 260,387 of its shares on April 25, 1994 for a purchase price of $10.00 per share in connection with the conversion of Mid-Central Federal Company to a stock-chartered savings bank. The brokerage firms of Friedman, Billings, Ramsey & Co, Inc. and Ryan, Beck, & Co. are market-makers for the stock. The stock is traded over-the-counter through the National Daily Quotation System's electronic bulletin board under the symbol "MCFC.U".

         On June 1, 1995 the Company initiated a stock repurchase program to purchase shares of common stock from its shareholders on the open market. A total of 13,019 shares of common stock (5% of the original number of issued shares) were authorized under federal regulations to be repurchased within a one year time period. The repurchase program concluded on July 21, 1995 with an aggregate purchase of 13,000 shares of common stock at an average price per share paid of $13.62.

         On May 22, 1996 the Company initiated a stock repurchase program to purchase shares of common stock from its shareholders on the open market. A total of 12,369 shares of common stock (5% of the number of issued shares outstanding as of May 22, 1996) were authorized under federal regulations to be repurchased within a one year time period. The repurchase program concluded on June 12, 1996 with an aggregate purchase of 12,369 shares of common stock at an average price per share paid of $16.25.

         On October 1, 1996 the Office of Thrift Supervision gave regulatory approval to the Company to purchase an additional 23,501 shares of common stock from its shareholders on the open market. On October 18, 1996 the Company purchased 2,000 shares of common stock at a price of $16.75 per share.

         Below is a table showing the high and low bids for the Company's stock during the previous eight quarters. The table also shows the amount of dividends declared and paid per share per quarter for the same period.

                                                           For the Quarter Ended
                              --------------------------------------------------------------------------------
                               Dec        Mar        June       Sept       Dec       Mar       June      Sept
                               1994       1995       1995       1995       1995      1996      1996      1996
                              ------     ------     ------     ------     ------    ------    ------    ------
High Bid..................... $11.25     $11.50     $12.25     $13.25     $14.00    $14.50    $15.75    $16.00

Low Bid......................  10.50      11.00      11.00      12.25      12.50     12.75     13.88     15.50

Dividends declared
  and paid per share......... $0.075     $0.075     $0.075     $0.075     $0.075    $0.075    $0.075    $0.075

         The Board of Directors currently intends to continue its present practice of paying quarterly cash dividends on the Company's common stock as justified by the financial condition of the Company and its subsidiaries. The declarations and amount of future dividends will depend on circumstances existing at the time, including Company's earnings, financial condition, capital requirements, and the cash available to pay such dividends. The Board will also consider regulatory and contractual limitations and such other factors as the Board of Directors may deem relevant. The Board does not currently intend to cause the Company to pay out dividends in excess of fifty percent of current earnings.

         Under OTS regulations, institutions that have converted to the stock form of ownership may not declare or pay a dividend on or repurchase any of its capital stock if the effect thereof would cause the regulatory capital of the institution to be reduced below the amount required for a liquidation account to be established and maintained in accordance with OTS regulations and the Plan of Conversion. In addition, a regulation of the OTS places certain limits on 'capital distributions', defined to include dividend payments of savings institutions. The limitations are based on an institution's compliance with applicable capital requirements.

         Earnings of the Bank appropriated to bad debt reserves and deducted for federal income tax purposes are not available for payment of cash dividends without payment of taxes at the then current tax rate by the Company on the amount removed from the reserves for such distributions. The Company does not contemplate any distribution which would limit the Company's bad debt deduction or create federal tax liabilities.

                             OFFICERS OF THE COMPANY


Gary W. Sellman        President, Chief Executive Officer, Treasurer, Chief
                       Financial Officer and Chief Accounting Officer of the
                       Company; and President and Chief Executive Officer of the Bank

Robert D. Iken, II     Vice President and Assistant Secretary of the Company and
                       Executive Vice President and Treasurer of the Bank

Janice Aagard          Secretary of the Company and the Bank



                            DIRECTORS OF THE COMPANY


Alfred H. Neitzke      Chairman; retired owner of Neitzke Eyecare Associates

Robert D. Iken, Sr.    Retired President and Chief Executive Officer of the
                       Company and the Bank

Duane J. Polman        Retired President and principal shareholder of Polman
                       Transfer, Inc.

Michael J. Ebner       Vice Chairman; Managing Partner of M.J. Ebner
                       Insurance Agency

Gary W. Sellman        President, Chief Executive Officer, Treasurer, Chief
                       Financial Officer and Chief Accounting Officer of the
                       Company; and President and Chief Executive Officer of the Bank


                                  SEC FORM 10-K

         SHAREHOLDERS MAY RECEIVE, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY WRITING TO GARY SELLMAN, PRESIDENT, MID-CENTRAL FINANCIAL CORPORATION, 520 S. JEFFERSON STREET, P.O. BOX 152, WADENA, MINNESOTA 56482.

                        MID-CENTRAL FINANCIAL CORPORATION
                                 AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                    CONTENTS

                                                                            PAGE

INDEPENDENT AUDITORS' REPORT.................................................F-1

CONSOLIDATED FINANCIAL STATEMENTS

         Consolidated Statements of Financial Condition......................F-2
         Consolidated Statements of Income...................................F-3
         Consolidated Statements of Stockholders' Equity.....................F-4
         Consolidated Statements of Cash Flows...............................F-5
         Notes to Consolidated Financial Statements..........................F-6

                         REPORT OF INDEPENDENT AUDITORS





The Board of Directors and Stockholders
Mid-Central Financial Corporation and Subsidiaries
Wadena, Minnesota


We have audited the accompanying consolidated balance sheets of Mid-Central Financial Corporation and Subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mid-Central Financial Corporation and Subsidiaries at September 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1996 in conformity with generally accepted accounting principles.



                                          /s/ LARSON, ALLEN, WEISHAIR & CO., LLP
                                          LARSON, ALLEN, WEISHAIR & CO., LLP



Minneapolis, Minnesota
October 25, 1996

               MID-CENTRAL FINANCIAL CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           SEPTEMBER 30, 1996 AND 1995

                                                                             1996             1995
                                                                        ------------     ------------

                                               ASSETS
Cash and Due from Banks                                                 $  4,121,767     $  2,988,544
Interest Bearing Deposits with Banks                                       1,628,832        5,669,978
Available-for-Sale Securities, at Market Value                               299,250          294,000
Held-to-Maturity Securities (Market Value Approximates
  $775,696 in 1996 and $2,660,870 in 1995)                                   769,987        2,666,730
Mortgage-Backed Securities (Market Value Approximates
  $1,146,367 in 1996 and $1,465,156 in 1995)                               1,145,028        1,456,738
Loans Receivable (Net)                                                    43,314,885       37,781,277
Federal Home Loan Bank Stock (at Cost)                                       416,200          408,000
Office Property and Equipment (Net)                                          564,600          576,685
Real Estate Owned and in Judgment (Net)                                       45,456           59,977
Accrued Interest Receivable                                                  405,509          561,034
Accrued Income Taxes Receivable                                               61,309             --
Other Assets                                                                  98,601          117,989
                                                                        ------------     ------------

         Total Assets                                                   $ 52,871,424     $ 52,580,952
                                                                        ============     ============


                                LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Deposits                                                              $ 46,872,604     $ 46,803,983
  Advance Payments by Borrowers for Taxes
    and Insurance                                                             93,187           84,996
  Accrued Interest Payable                                                   198,277          213,316
  Accrued Income Taxes Payable                                                  --             52,549
  Accrued Expenses and Other Liabilities                                     612,119          295,837
                                                                        ------------     ------------
         Total Liabilities                                              $ 47,776,187     $ 47,450,681
                                                                        ------------     ------------

STOCKHOLDERS' EQUITY
  Common Stock, $.10 Par Value: 1,000,000 Shares
    Authorized; 235,018 Shares in 1996 and 247,387 Shares
    in 1995 were Issued and Outstanding                                 $     23,502     $     24,739
  Additional Paid-In Capital                                               2,149,021        2,262,074
  Unamortized Deferred Compensation                                          (29,214)         (37,548)
  Net Unrealized Loss on Available-for-Sale Securities                          (450)          (3,600)
  Retained Earnings, Substantially Restricted                              2,952,378        2,884,606
                                                                        ------------     ------------
         Total Stockholders' Equity                                     $  5,095,237     $  5,130,271
                                                                        ------------     ------------

         Total Liabilities and Stockholders' Equity                     $ 52,871,424     $ 52,580,952
                                                                        ============     ============

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

               MID-CENTRAL FINANCIAL CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994


                                                         1996           1995           1994
                                                     -----------    -----------    -----------
INTEREST INCOME
  Loans Receivable                                   $ 3,378,853    $ 2,717,101    $ 2,394,943
  Mortgage-Backed Securities                              90,877        106,236        103,174
  Investment Securities and Cash Equivalents             396,222        727,827        697,007
  Other                                                   30,041         30,103         33,860
                                                     -----------    -----------    -----------
         Total Interest Income                       $ 3,895,993    $ 3,581,267    $ 3,228,984

INTEREST EXPENSE ON DEPOSITS                           2,127,871      2,005,815      1,788,028
                                                     -----------    -----------    -----------

NET INTEREST INCOME                                  $ 1,768,122    $ 1,575,452    $ 1,440,956

PROVISION FOR LOAN LOSSES                                 62,563         22,873        (17,339)
                                                     -----------    -----------    -----------

NET INTEREST INCOME AFTER PROVISION
 FOR LOAN LOSSES                                     $ 1,705,559    $ 1,552,579    $ 1,458,295
                                                     -----------    -----------    -----------

OTHER INCOME
  Loan Origination Fees                              $    10,674    $     3,276    $    45,130
  Service Fees on Deposit Accounts                       100,610        106,854         95,581
  Net Gain on Sale of Investment Securities                 --            8,822           --
  Other Operating Income                                  77,203         62,693         74,339
                                                     -----------    -----------    -----------
         Total Other Income                          $   188,487    $   181,645    $   215,050
                                                     -----------    -----------    -----------

OTHER EXPENSE
  Compensation, Payroll Taxes and Fringe Benefits    $   637,799    $   622,989    $   652,724
  Occupancy                                              146,205        139,472        139,890
  Data Processing Services                                14,060         16,604         65,183
  Federal Insurance Premiums                             438,182        130,012        144,669
  Advertising                                             34,128         26,383         21,066
  Unrealized Loss on Securities Held for Sale               --             --            2,823
  Other Operating Expenses                               223,905        254,091        272,582
                                                     -----------    -----------    -----------
         Total Other Expense                         $ 1,494,279    $ 1,189,551    $ 1,298,937
                                                     -----------    -----------    -----------

INCOME BEFORE INCOME TAX EXPENSE                     $   399,767    $   544,673    $   374,408

INCOME TAX EXPENSE                                       172,000        219,096        154,690
                                                     -----------    -----------    -----------

NET INCOME                                           $   227,767    $   325,577    $   219,718
                                                     ===========    ===========    ===========

EARNINGS PER SHARE:
  Primary                                            $      0.91    $      1.25    $      0.84
                                                     ===========    ===========    ===========

  Fully Diluted                                      $      0.91    $      1.25    $      0.83
                                                     ===========    ===========    ===========

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

               MID-CENTRAL FINANCIAL CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

                                                                                                                    Net Unrealized
                                                                                   Additional      Unamortized      Gain (Loss) on
                                                 Number            Common           Paid-In          Deferred        Available-for-
                                               of Shares           Stock            Capital        Compensation     Sale Securities
                                              -----------       -----------       -----------       -----------       -----------
BALANCE,  SEPTEMBER 30, 1993                         --         $      --         $      --         $      --         $      --

  Net Income                                         --                --                --                --                --

  Issuance of Common Stock                        260,387            26,039         2,380,894              --                --

  Payment of Dividends ($.075 Per Share)             --                --                --                --                --

  Restricted Stock Granted                           --                --                --             (78,110)             --

  Amortization of Restricted Stock                   --                --                --              17,867              --
                                              -----------       -----------       -----------       -----------       -----------

BALANCE,  SEPTEMBER 30, 1994                      260,387       $    26,039       $ 2,380,894       $   (60,243)      $      --

  Net Income                                         --                --                --                --                --

  Payment of Dividends ($.30 Per Share)              --                --                --                --                --

  Amortization of Restricted Stock                   --                --                --              22,695              --

  Redemption of Common Stock                      (13,000)           (1,300)         (118,820)             --                --

  Net Unrealized Loss on
    Available-for-Sale Securities                    --                --                --                --              (3,600)
                                              -----------       -----------       -----------       -----------       -----------

BALANCE,  SEPTEMBER 30, 1995                      247,387       $    24,739       $ 2,262,074       $   (37,548)      $    (3,600)

  Net Income                                         --                --                --                --                --

  Payment of Dividends ($.30 Per Share)              --                --                --                --                --

  Amortization of Restricted Stock                   --                --                --               8,334              --

  Redemption of Common Stock                      (12,369)           (1,237)         (113,053)             --                --

  Net Unrealized Gain on
    Available-for-Sale Securities                    --                --                --                --               3,150
                                              -----------       -----------       -----------       -----------       -----------

BALANCE,  SEPTEMBER 30, 1996                      235,018       $    23,502       $ 2,149,021       $   (29,214)      $      (450)
                                              ===========       ===========       ===========       ===========       ===========

[WIDE TABLE CONTINUED FROM ABOVE]

                                             Retained
                                             Earnings             Total
                                            -----------       -----------
BALANCE,  SEPTEMBER 30, 1993                $ 2,492,937       $ 2,492,937

  Net Income                                    219,718           219,718

  Issuance of Common Stock                         --           2,406,933

  Payment of Dividends ($.075 Per Share)        (19,529)          (19,529)

  Restricted Stock Granted                         --             (78,110)

  Amortization of Restricted Stock                 --              17,867
                                            -----------       -----------

BALANCE,  SEPTEMBER 30, 1994                $ 2,693,126       $ 5,039,816

  Net Income                                    325,577           325,577

  Payment of Dividends ($.30 Per Share)         (77,142)          (77,142)

  Amortization of Restricted Stock                 --              22,695

  Redemption of Common Stock                    (56,955)         (177,075)

  Net Unrealized Loss on
    Available-for-Sale Securities                  --              (3,600)
                                            -----------       -----------

BALANCE,  SEPTEMBER 30, 1995                $ 2,884,606       $ 5,130,271

  Net Income                                    227,767           227,767

  Payment of Dividends ($.30 Per Share)         (73,289)          (73,289)

  Amortization of Restricted Stock                 --               8,334

  Redemption of Common Stock                    (86,706)         (200,996)

  Net Unrealized Gain on
    Available-for-Sale Securities                  --               3,150
                                            -----------       -----------

BALANCE,  SEPTEMBER 30, 1996                $ 2,952,378       $ 5,095,237
                                            ===========       ===========

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

               MID-CENTRAL FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

                                                                    1996              1995               1994
                                                               ------------       ------------       ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income                                                   $    227,767       $    325,577       $    219,718
  Adjustments to Reconcile Net Income to
   Cash Provided by Operating Activities:
    Federal Home Loan Bank Stock Dividend                            (8,200)              --                 --
    Provision for Loan Losses                                        62,563             22,873            (17,339)
    Provision for Real Estate Owned Losses (Recoveries)              (2,563)            18,127             39,339
    Depreciation                                                     53,002             61,439             65,320
    (Accretion) Amortization of Discounts and
      Premiums on Loans and Securities                               (1,812)             1,432              6,231
    Amortization of Restricted Stock Granted                          8,334             22,695             17,867
    Gain on Sale of Premises and Equipment                             --               (4,527)              --
    (Gain) Loss on Sale of Real Estate Owned
      and in Judgment                                                (5,175)            (2,105)             7,312
    (Gain) Loss on Sale of Securities                                  --               (8,822)               784
    Gain on Sale of Loans                                           (13,611)              --                 --
    Unrealized Loss on Securities                                      --                 --                2,823
    Increase (Decrease) in Deferred Income Taxes                     47,100             (6,271)           (18,808)
    (Increase) Decrease in Accrued Interest Receivable              155,525            (65,912)          (156,965)
    Increase (Decrease) in Income Taxes Payable                    (105,098)           106,098           (131,927)
    Increase (Decrease) in Accrued Interest Payable                 (15,039)            57,698             17,753
    Net Changes in Other Assets and Other Liabilities               284,699             30,755             97,483
                                                               ------------       ------------       ------------
         Net Cash Provided by Operating Activities             $    687,492       $    559,057       $    149,591
                                                               ------------       ------------       ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from Maturity and Calls of Securities
    and Interest Bearing Deposits with Banks                   $  6,439,026       $  6,642,435       $  6,688,525
  Proceeds from Sales of Available-for-Sale Securities
    and Securities Held-for-Sale                                       --              508,906            250,000
  Purchase of Securities and Interest Bearing Deposits
    with Banks                                                     (500,000)          (294,118)       (11,272,767)
  Purchase of Mortgage-Backed Securities                            (71,610)          (250,119)          (381,000)
  Principal Collected on Mortgage-Backed Securities                 383,996            222,274            981,621
  Net Increase in Loans                                          (5,559,099)        (6,455,341)        (1,359,885)
  Purchase of Premises and Equipment                                (40,917)           (50,013)          (130,828)
  Improvements to Real Estate Owned                                    --                 --              (11,762)
  Proceeds from Sale of Premises and Equipment                         --                6,750               --
  Proceeds from Sale of Real Estate                                    --              138,832             59,699
                                                               ------------       ------------       ------------
         Net Cash Provided (Used) by Investing Activities      $    651,396       $    469,606       $ (5,176,397)
                                                               ------------       ------------       ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from Issuance of Common Stock, Net                  $       --         $       --         $  2,406,933
  Funding of Management Recognition Plan                               --                 --              (78,110)
  Dividends                                                         (73,289)           (77,142)           (19,529)
  Retirement of Stock                                              (200,996)          (177,075)              --
  Net Increase in Deposit Accounts                                   68,620            513,728             78,991
                                                               ------------       ------------       ------------
         Net Cash Provided (Used) by Financing Activities      $   (205,665)      $    259,511       $  2,388,285
                                                               ------------       ------------       ------------

INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS                                          $  1,133,223       $  1,288,174       $ (2,638,521)

Cash and Cash Equivalents - Beginning of Year                     2,988,544          1,700,370          4,338,891
                                                               ------------       ------------       ------------

CASH AND CASH EQUIVALENTS - END OF YEAR                        $  4,121,767       $  2,988,544       $  1,700,370
                                                               ============       ============       ============

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

               MID-CENTRAL FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 1996 AND 1995


NOTE 1         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

               Nature of Business
               Mid-Central Financial Corporation (the Company) is a holding company engaged primarily in retail community banking through its wholly-owned subsidiaries, Mid-Central Federal Savings Bank (the
               Bank) and Mid-Central Service Corp., in and around Wadena, Minnesota.

               Principles of Consolidation
               The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to prior years' financial statements to conform to current year presentation. For consolidated statements of cash flow purposes, cash and cash equivalents include cash and due from banks.

               Use of Estimates
               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could vary from the estimates that were used.

               Credit Concentrations
               The Company's loan portfolio consists largely of mortgage loans secured by properties located within Wadena County and the surrounding counties of north central Minnesota. The Company has also purchased several groups of loans from mortgage lenders in other areas including Montgomery, Alabama; Fargo, North Dakota; Minneapolis/St. Paul, Minnesota; Des Moines, Iowa; and Traverse City, Michigan. None of these credit concentrations exceed 10% of loan portfolio.

               Investments Securities
               The Company accounts for investment securities under the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. SFAS No. 115 requires that investments in debt and equity securities with readily determinable fair values be classified into the following three categories.

                  Held-to-Maturity Securities
                  Held to maturity securities consist of bonds, notes, debentures, and equity securities for which management has the positive intent and ability to hold to maturity. These securities are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

NOTE 1         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                  Available-for-Sale Securities
                  Available-for-sale Securities consist of bonds, notes, and debentures not classified as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on these securities are reported as a net amount in a separate component of stockholders' equity until realized. Gains and losses on the sale of available for sale securities are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

                  Trading Account Securities
                  Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading account securities and are reported at fair value. Gains or losses on sales of trading account securities, adjustments to fair values, and other noninterest income are included in trading account profits and commissions. The Bank had no investments it classified as trading at September 30, 1996 and 1995.

               Derivative Financial Instruments
               The Company has not invested in instruments which are typically described as highly speculative derivative financial instruments, and have no current plans to do so, for trading, investing, hedging or other purposes. Instruments of this type include future, forward, swap and option contracts, and interest rate caps and floors.

               Loans
               Loans receivable are stated at unpaid principal balances, less the allowance for loan losses, and net deferred loan-origination fees and discounts.

               The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

               Uncollectible interest on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued. Subsequent collections of cash may be applied as reductions to the principal balance or recorded as income, depending on management's assessment of the ultimate collectibility of the loan. Nonaccrual loans may be restored to accrual status when principal and interest become current and full payment of principal and interest is expected.

NOTE 1         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

               It is the companies' policy to discontinue the accrual of interest and set up appropriate reserves for uncollectible amounts on impaired loans at the point management believes the borrower may be unable to meet payments as they become due.

               Loan Origination Fees
               Net fees and costs associated with the origination of loans are deferred and amortized over the lives of the loans.

               Office Property and Equipment
               Office property and equipment are stated at cost less accumulated depreciation. Depreciation is accumulated on a straight-line basis over the estimated useful lives of the related assets.

               Real Estate
               Real estate and other assets acquired in settlement of loans are recorded at the lower of cost or fair value minus estimated cost to sell the assets or cost. Adjustments are made to reflect declines, if any, in net realizable values below the recorded amounts. Costs of holding real estate acquired in settlement of loans are reflected in income currently. Revenues from the sales of real estate are recognized at the time title is conveyed to the buyer at the close of escrow, minimum down payment requirements are met, the terms of any notes received satisfy continuing payment requirements and there are no requirements for continuing involvement with the properties. Gains on sales of such real estate are taken into income based on the buyer's initial and continuing investment in the property.

               Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated net realizable value.

               Federal Insurance Premiums
               As part of the Deposit Insurance Funds Act of 1996 (enacted on September 30, 1996), a special assessment was imposed on most Office of Thrift Supervision regulated institutions in order to capitalize the Savings Association Insurance Fund (SAIF). The Company's assessment totaled $305,022 effective September 30, 1996 and due before November 29, 1996. This amount has been included in federal insurance premiums on the income statements. As part of this assessment, the Company expects annual assessments, $133,160 for 1996, to drop approximately 60% in coming years.

NOTE 1         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

               Advertising
               The Company expenses advertising costs the first time the advertising takes place.

               Income Taxes
               Income taxes are accounted for using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date.

               Earnings Per Share
               The weighted average number of shares outstanding for purposes of computing primary and fully diluted earnings per share for the years ended September 30, 1996, 1995, and 1994, was 249,271,
               260,107 and 262,039, and 249,631, 260,798 and 263,280,
               respectively. This includes shares of common stock outstanding and common stock equivalents attributable to outstanding common stock options.

               Disclosures About Fair Value of Financial Instruments
               Financial Accounting Standards Statement No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

               The following methods and assumptions were used by the Bank in estimating the fair value of its financial instruments as detailed in Note 16:

                    Cash and Due from Banks
                    The carrying amounts reported in the balance sheet for cash and due from banks approximate their fair value.

NOTE 1         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                    Investment Securities (Including Mortgage-Backed Securities) Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

                    Loans
                    Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, real estate, consumer and other.

                    For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed-rate term loans are determined using estimated future cash flows, discounted at the interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The carrying amount of accrued interest receivable approximates its fair value.

                    Off-Balance-Sheet Instruments
                    Fair values for the Bank's off-balance-sheet instruments (lending commitments and stand by letters of credit) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

                    Deposit Liabilities
                    The fair values of demand, NOW, money market and savings deposits equal their carrying amounts which represents the amount payable on demand. The carrying amounts for variable-rate, certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities on time deposits.

               Cash Flows
               The Company paid the following approximate amounts for interest and taxes:

                                     1996             1995             1994
                                --------------   -------------   --------------

                  Interest      $   2,142,910    $  1,948,117    $   1,770,273
                                ==============   =============   ==============

                  Income Taxes  $     240,978    $    117,998    $     305,617
                                ==============   =============   ==============


               These amounts are included in net cash used by operating activities in the statement of cash flows.

NOTE 1         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

               Cash Flows (Continued)
               Excluded from the statement of cash flows were the effects of the following noncash investing activities:

                                                                    1996        1995        1994
                                                                  --------    --------    --------
               Transfer of Loans to Real  Estate Owned            $ 53,477    $137,252    $ 39,380
                                                                  ========    ========    ========

               Loans and Real Estate Charged Off                  $ 25,126    $ 58,705    $104,578
                                                                  ========    ========    ========

               Sale of Real Estate Owned on Contracts for Deed    $ 71,915    $ 55,522    $ 47,500
                                                                  ========    ========    ========
               Unrealized Loss on Available-for-Sale
                Securities Related to Adoption of SFAS 115,
                Net of Taxes of $300 in 1996 and $2,400 in
                1995                                              $    450    $  3,600    $      0
                                                                  ========    ========    ========

               Recently Issued Accounting Standard
               In October 1995, the FASB issued Statement No. 123, ACCOUNTING FOR STOCK BASED COMPENSATION. This statement is required to be adopted by the Company during the year ending September 30, 1997. The impact of the statement is not expected to have a material impact on the Company's financial statements.


NOTE 2         SECURITIES

               The carrying amount and estimated market values of investments as of September 30, 1996 and 1995 are as follows:

                                                      Gross           Gross         Estimated
                                     Amortized      Unrealized      Unrealized        Market
                                       Cost           Gains           Losses          Value
                                    ----------      ----------      ----------      ----------
            1996
Available-for-Sale Securities:
   Obligations of U.S.
     Government Agencies            $  300,000      $        0      $      750      $  299,250
                                    ==========      ==========      ==========      ==========

Held-to-Maturity  Securities:
   Obligations of U.S.
     Government Agencies            $  769,987      $    5,877      $      168      $  775,696
                                    ==========      ==========      ==========      ==========



            1995
Available-for-Sale Securities:
   Obligations of U.S.
     Government Agencies            $  300,000      $        0      $    6,000      $  294,000
                                    ==========      ==========      ==========      ==========

Held-to-Maturity  Securities:
   Obligations of U.S.
     Government Agencies            $2,666,730      $    1,987      $    7,847      $2,660,870
                                    ==========      ==========      ==========      ==========

NOTE 2         SECURITIES (CONTINUED)

               The carrying amount and estimated market value of securities at September 30, 1996, by contractual maturity, are shown below:

                                                      Available-for-Sale                        Held-to-Maturity
                                             -------------------------------------   ---------------------------------------
                                              Amortized Cost        Estimated         Amortized Cost      Estimated Market
                                                                   Market Value                                Value
                                             -----------------   -----------------   ------------------  -------------------
                Due in One Year or Less      $        300,000    $        299,250    $         199,388   $          199,750
                Due After One Year
                  through Five Years                        0                   0              349,011              349,234
                Due After Five Years
                  through Ten Years                         0                   0                    0                    0
                Due After Ten Years                         0                   0              221,588              226,712
                                             -----------------   -----------------   ------------------  -------------------
                                             $        300,000    $        299,250    $         769,987   $          775,696
                                             =================   =================   ==================  ===================


               At September 30, 1995, the held-to-maturity portfolio consisted primarily of step-up bonds/notes which contained coupon rates that rise at predetermined points in time if the issue is not called. These bonds/notes contain embedded call options "sold" to the issuer by the Company allowing the issuer to call the bonds/notes at various dates until maturity. All of the Company's step-up bonds/notes were called during 1996.

               At September 30, 1996, the held-to-maturity portfolio consisted primarily of bonds of the U.S. Government agencies.

               Accrued interest receivable on securities, interest-earning deposits with banks, and cash equivalents aggregated $147,386 and $329,121 at September 30, 1996 and 1995, respectively.

               The annual weighted average contractual interest rate for held-to-maturity securities was 6.32%, 6.09% and 5.80% at September 30, 1996, 1995 and 1994, respectively.

               The annual weighted average contractual interest rate for available-for-sale securities and securities held-for-sale was 4.71%, 3.55% and 6.15% at September 30, 1996, 1995 and 1994,
               respectively.

               The annual weighted average contractual interest rate for interest-earning deposits with banks was 4.92%, 4.79% and 4.56% at September 30, 1996, 1995 and 1994, respectively.

               Proceeds from the sale of available-for-sale securities and securities held-for-sale totaled $-0-, $508,906 and $250,000 during 1996, 1995 and 1994, respectively. Gross gains of $-0-, $9,013 and $-0-, and gross losses of $-0-, $-0- and $784 were recognized during 1996, 1995 and 1994, respectively.

NOTE 3         LOANS RECEIVABLE

               Loans receivable at September 30 are summarized as follows:

                                                                 1996              1995
                                                            -------------     -------------
                  Mortgage Loans and Contracts:
                    Conventional                            $ 34,189,193      $ 29,667,212
                    Partially Guaranteed by VA or Insured
                      by FHA                                     203,523           262,461
                    Real Estate Sold on Contract                 195,297           351,359
                                                            -------------     -------------
                                                            $ 34,588,013      $ 30,281,032
                    Improvement                                1,004,147           858,759
                    Consumer                                   7,211,235         6,256,801
                    Commercial                                 1,155,660           400,518
                    Other                                        315,454         1,120,614
                                                            -------------     -------------
                           Total Loans Receivable           $ 44,274,509      $ 38,917,724
                  Allowance for Losses                         (208,670)         (165,353)
                  Deferred Loan Fees                            (82,088)          (46,823)
                  Loans in Process                             (668,866)         (924,271)
                                                            -------------     -------------
                                                            $ 43,314,885      $ 37,781,277
                                                            =============     =============


               Activity in the allowance for loan losses is summarized as follow:

                  Balance, September 30, 1993     $        203,212
                       Provision for Losses               (17,339)
                       Charge-Offs                        (29,795)
                       Recoveries                            8,440
                                                  -----------------

                  Balance, September 30, 1994     $        164,518
                       Provision for Losses                 22,873
                       Charge-Offs                        (25,125)
                       Recoveries                            3,087
                                                  -----------------

                  Balance, September 30, 1995     $        165,353
                       Provision for Losses                 62,563
                       Charge-Offs                        (25,126)
                       Recoveries                            5,880
                                                  -----------------

                  Balance, September 30, 1996     $        208,670
                                                  =================

NOTE 3         LOANS RECEIVABLE (CONTINUED)

               Accrued interest receivable on loans aggregated $250,166 and $221,783 at September 30, 1996 and 1995, respectively. The weighted average yields on the above loans were 7.91%, 8.10% and 7.74% as of September 30, 1996, 1995 and 1994, respectively.

               At September 30, 1996 and 1995, the Company had loans receivable from its Directors and officers of $254,301 and $271,666, respectively. Such loans were made under terms and conditions substantially the same as loans made to parties not affiliated with the Company, except as described in the following paragraph.

               Prior to the enactment of FIRREA in 1989, the Savings Bank had a policy of offering preferred mortgage loans to officers, Directors and employees for the financing and improvement of their personal residences. These loans were made in the ordinary course of business and were made on substantially the same terms, except for interest rates or the waiver of fees, as those of comparable transactions and do not involve more than the normal risk of collectibility or contain other unfavorable features. As a result of this policy, at September 30, 1996, the Company had two remaining mortgage loans with an unpaid principal balance of approximately $146,000. These loans were originated with an interest rate which was 1 1/4% below the prevailing market rate.

               Loans serviced for other financial institutions are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans at September 30, 1996 and 1995 are $652,000 and $1,246,000,
               respectively.

               Nonaccruing loans totaled $26,230, $125,874 and $99,900 at September 30, 1996, 1995 and 1994, respectively. The effect of these non-accruing loans on revenues were reductions of $547, $2,500 and $10,000 for the years ended September 30, 1996, 1995 and 1994, respectively.

               The Company has adopted the provisions of SFAS No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN. This statement requires that a creditor measure impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. The Company also adopted SFAS No. 118 which allows a creditor to use existing methods for recognizing interest income on impaired loans. The adoption of these statements does not have a material effect on the Company's financial statements and results of operations for the year ended September 30, 1996. The Company did not have any impaired loans at September 30, 1996.

NOTE 4         MORTGAGE-BACKED SECURITIES

               Mortgage-backed securities at September 30 are summarized as follows:

                                         Gross          Gross
                       Amortized      Unrealized      Unrealized      Estimated
             1996         Cost           Gains          Losses      Market Value
                      ----------      ----------      ----------      ----------
         FNMA         $  396,438      $    4,599      $      418      $  400,619
         FHLMC           748,590           5,076           7,918         745,748
                      ----------      ----------      ----------      ----------
           Total      $1,145,028      $    9,675      $    8,336      $1,146,367
                      ==========      ==========      ==========      ==========

             1995
         FNMA         $1,102,854      $   10,758      $    6,709      $1,106,903
         FHLMC           353,884           4,876             507         358,253
                      ----------      ----------      ----------      ----------
           Total      $1,456,738      $   15,634      $    7,216      $1,465,156
                      ==========      ==========      ==========      ==========


               The annual weighted average contractual interest rate for all mortgage-backed securities was 7.07%, 7.13% and 6.96% at September 30, 1996, 1995 and 1994, respectively. Amortized cost approximates outstanding principal balances as of September 30, 1996 and 1995. Accrued interest receivable on mortgage-backed securities totaled $7,957 and $10,130 at September 30, 1996 and 1995, respectively. No gross gains or losses were recognized on mortgage-backed securities during 1996, 1995 and 1994.



NOTE 5         OFFICE PROPERTY AND EQUIPMENT

               Office property and equipment at September 30 is summarized as follows:

                                     Estimated
                                       Lives            1996             1995
                                    ----------      ----------      ----------
Land                                                $   89,183      $   89,183
Office Buildings                    5-35 Years         754,983         754,983
Furniture and Equipment             3-10 Years         521,743         480,826
                                                    ----------      ----------
                                                    $1,365,909      $1,324,992
Less: Accumulated Depreciation                         801,309         748,307
                                                    ----------      ----------
                                                    $  564,600      $  576,685
                                                    ==========      ==========

NOTE 6         REAL ESTATE

Real estate consists of the following:

                                                          1996           1995
                                                       --------       --------
   Real Estate in Judgment                             $ 53,477       $ 70,561
   Less:  Valuation Allowances                            8,021         10,584
                                                       --------       --------
            Total                                      $ 45,456       $ 59,977
                                                       ========       ========
Activity in the allowance for losses is summarized as follows:

   Balance, September 30, 1993                         $ 61,481
        Provision for Losses                             39,339
        Charge-Offs                                     (74,783)
        Recoveries                                            0
                                                       --------

   Balance, September 30, 1994                         $ 26,037
        Provision for Losses                             18,127
        Charge-Offs                                     (33,580)
        Recoveries                                            0
                                                       --------

   Balance, September 30, 1995                         $ 10,584
        Provision for Losses                             (2,563)
        Charge-Offs                                           0
        Recoveries                                            0
                                                       --------

   Balance, September 30, 1996                         $  8,021
                                                       ========

NOTE 7         DEPOSITS

               Deposits at September 30 are summarized as follows:

                                                           1996                                     1995
                                         ------------------------------------------  ---------------------------------------
                                         Weighted                                    Weighted
                                          Average                                     Average
                                           Rate         Amount          Percent        Rate          Amount        Percent
                                         ---------- ---------------   -------------  ---------- ---------------  -----------
                Checking:
                  Noninterest Bearing      0.00 %   $     137,713         0.29 %       0.00 %  $      126,856      0.27 %
                  Interest Bearing         2.26          5,858,163        12.50        2.30          5,263,070     11.24
                Money Market               2.85          2,436,650         5.20        2.90          3,006,352      6.42
                Passbook Savings           2.50          5,364,976        11.45        2.55          5,184,719     11.08
                90-Day Notice Accounts     2.60            258,684         0.55        2.65            278,613      0.60
                                                    ---------------   ----------                ---------------  --------
                                                    $   14,056,186        29.99 %               $   13,859,610     29.61 %
                                                    ---------------   ----------                ---------------  --------

                IRA Savings Certificates   5.33 %   $    5,893,712        12.57 %      5.90 %   $    5,613,084     11.99 %
                                                    ---------------   ----------                ---------------  --------

                Certificates of Deposit:
                  2.01% to 3.00%           0.00 %   $            0         0.00 %      0.00 %   $            0      0.00 %
                  3.01% to 4.00%           3.14             19,893         0.04        3.19             22,990      0.05
                  4.01% to 5.00%           4.87          5,296,924        11.30        4.54          4,433,765      9.47
                  5.01% to 6.00%           5.41         19,418,803        41.43        5.67         20,287,575     43.35
                  6.01% to 7.00%           6.26          2,107,086         4.50        6.27          2,186,568      4.67
                  7.01% and Above          7.25             80,000         0.17        7.83            400,391      0.86
                                                    ---------------   ----------                ---------------  --------
                                                    $   26,922,706        57.44 %               $   27,331,289     58.40 %
                                                    ---------------   ----------                ---------------  --------
                                           4.49 %   $   46,872,604       100.00 %      4.70 %   $   46,803,983    100.00 %
                                                    ===============   ==========                ===============  ========

               Interest expense on deposits is summarized as follows:

                                                Year Ended September 30,
                                      ------------------------------------------
                                         1996            1995            1994
                                      ----------      ----------      ----------
        Checking                      $  124,773      $  122,178      $  125,812
        MMDA                              75,280          88,982         123,960
        Passbook Savings                 136,679         136,730         144,553
        90-Day Notice Accounts             6,906           8,004          10,024
        IRA Savings Certificates         323,586         302,685         289,432
        Certificates of Deposit        1,460,647       1,347,236       1,094,247
                                      ----------      ----------      ----------
                 Total                $2,127,871      $2,005,815      $1,788,028
                                      ==========      ==========      ==========

NOTE 7         DEPOSITS (CONTINUED)

               Remaining maturities of IRA savings certificates and certificates of deposit as of September 30, 1996 are summarized as follows:

                                                                      Weighted
                     $100,000                                         Average
                      Minimum           Other            Total         Rate
                    -----------      -----------      -----------      ----
1-6 Months          $   551,913      $16,144,542      $16,696,455      5.23 %
7-12 Months             731,025        8,668,360        9,399,385      5.32
13-36 Months            123,826        4,865,048        4,988,874      5.62
37-60 Months                  0        1,701,656        1,701,656      6.19
Over 60 Months                0           30,048           30,048      6.14
                    -----------      -----------      -----------      ----
                    $ 1,406,764      $31,409,654      $32,816,418      5.37 %
                    ===========      ===========      ===========      ====


               At September 30, 1996 and 1995 investment securities with unpaid principal balances of approximately $1,222,446 and $1,248,825, respectively, were pledged as collateral for certain deposits.



NOTE 8         INCOME TAXES

               Income tax expense for the years ended September 30 is comprised of the following:

                                          1996           1995            1994
                                       ---------      ---------       ---------
Income Tax Expense Applicable
 to Earnings:
  Federal:
    Current                            $  96,370      $ 169,162       $ 130,056
    Deferred                              34,398         (5,282)        (12,258)
                                       ---------      ---------       ---------
         Total Federal                 $ 130,768      $ 163,880       $ 117,798
                                       ---------      ---------       ---------
  State:
    Current                            $  28,530      $  56,205       $  43,442
    Deferred                              12,702           (989)         (6,550)
                                       ---------      ---------       ---------
         Total State                   $  41,232      $  55,216       $  36,892
                                       ---------      ---------       ---------
         Total Income Tax Expense      $ 172,000      $ 219,096       $ 154,690
                                       =========      =========       =========

NOTE 8         INCOME TAXES (CONTINUED)

               As of September 30, 1996 and 1995, the Company had a deferred tax asset (liability) of $(29,829) and $17,271, respectively. Deferred federal income taxes, resulting from temporary differences in the recognition of income and expense for federal and state income tax return and financial statement purposes, is comprised of the following at September 30:

                                           1996           1995           1994
                                        ---------      ---------      ---------
 Unrealized Gains and Losses
   on Investments                       $   2,121      $  (2,400)     $   1,129
 Accrued Income and Expense                11,309        (13,759)        (4,808)
 FHLB Stock Dividends                       3,313              0              0
 Depreciation                               7,048          6,727          2,514
 Deferred Compensation Expense              6,255          1,138        (22,290)
 Management Recognition Plan                    0         (1,458)             0
 Other                                     17,054          3,481          4,647
                                        ---------      ---------      ---------
                                        $  47,100      $  (6,271)     $ (18,808)
                                        =========      =========      =========


The actual income tax expense differs from the "expected" income tax expense computed by applying the federal corporate tax rate to earnings before income taxes as follows:

                                           1996           1995           1994
                                        ---------      ---------      ---------
 Expected Federal Income Tax Expense    $ 135,921      $ 185,189      $ 127,298
 State Taxes, Net of Federal Tax Benefit   26,798         35,300         24,900
 Bad Debts Deductible for Income Tax
   Purposes in Excess (Less Than) the
   Provision for Loan Losses               11,098         (2,000)        (3,000)
 Other (Net)                               (1,817)           607          5,492
                                        ---------      ---------      ---------
          Total                         $ 172,000      $ 219,096      $ 154,690
                                        =========      =========      =========


               Under applicable provisions of the Internal Revenue Code (the
               Code), a savings association that meets certain definitional tests relating to the composition of its assets and the sources of its income ("qualifying savings association") is permitted to establish reserves for bad debts. A qualifying savings association may make annual additions to such reserves under the experience method. Alternatively, a qualifying savings association may elect, on an annual basis, to use the percentage of taxable income method to compute its allowable addition to its bad debt reserve on qualifying real property loans (generally, loans secured by an interest in improved real estate).

                                      F-19
NOTE 8         INCOME TAXES (CONTINUED)

               The availability of the bad debt reserve deduction computed under the percentage of taxable income method has permitted qualifying savings associations to be taxed at a lower effective federal income tax rate than that applicable to corporations generally. The percentage of taxable income that may be deducted under the percentage of taxable income method is currently 8% and the maximum corporate tax rate is 34%. This results in an effective maximum federal income tax rate of 31.3% (exclusive of the corporate alternative minimum tax) for the Company, provided it remains a qualifying savings association. The percentage bad debt deduction is subject to various limitations which, to date, have not restricted the percentage bad debt deduction available to the Company.

               As part of the Small Business Job Protection Act, passed August 2, 1996, the percentage of bad debt deduction method will no longer be available to qualifying savings associations. Beginning October 1, 1996 the Company will be required to use the experience method for calculating bad debt expense. Thus, the Company's effective federal tax rate will be comparable to other corporations.


NOTE 9         RETIREMENT PLAN

               Substantially all full-time employees of the Company are included in a defined contribution retirement plan. The Company's policy is to provide a trustee insurance company with an amount, representing a percentage of eligible employees' salaries, to fund future retirement benefits. For the years ended September 30, 1996, 1995 and 1994, the amount charged to operations was approximately $41,000, $42,000 and $47,000, respectively.


NOTE 10        LOAN COMMITMENTS

               In the normal course of business, there are outstanding various commitments which are not reflected in the consolidated financial statements, consisting of commitments to originate fixed and variable rate loans of $140,500 and $94,600 at September 30, 1996, and $267,200 and $478,200 at September 30, 1995,
               respectively. The Company also had fixed rate, unused lines and letters of credit of $82,800 and $51,000 at September 30, 1996 and 1995, respectively. At September 30, 1996, the Company had commitments to originate loans at an average rate of 7.88% for terms up to 30 years. The Company's exposure to credit loss is limited to amounts funded or drawn, however, at September 30, 1996, no losses are anticipated as a result of these commitments.

               Commitments to originate loans are typically contingent upon the borrower meeting certain financial and other covenants, and such commitments typically have fixed expiration dates. As many of these commitments are expected to expire without being funded, the total commitments do not necessarily represent future cash requirements. The Company evaluates each potential borrower and the necessary collateral on an individual basis. Collateral varies, but consists principally of real and personal property.

NOTE 11        RETAINED EARNINGS

               During 1994, the Bank converted from a federally chartered mutual savings association to a federally chartered stock savings bank. At that time, the Bank established a liquidation account in an amount equal to its regulatory net worth as of February 9, 1994 (approximately $2,600,000). The liquidation account is maintained for the benefit of eligible depositors who have continued to maintain their deposits in the Bank since the conversion. In the event of a liquidation, each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account in the proportionate amount of the then current adjusted balance for deposits held before any liquidation distribution may be made with respect to the stockholders. The balance attributable to the liquidation account is decreased by a proportionate amount as each account holder closes an account or reduces the balance in such account as of any subsequent year-end. Except for the repurchase of stock and payment of dividends, the existence of the liquidation account will not restrict the use or application of such net worth.

               The Bank may not declare or pay a cash dividend or repurchase any of its capital stock if it would cause its regulatory capital to be reduced below the amount required for the liquidation account. The Bank is also not permitted to pay dividends to the Company in excess of 100% of its annual net income plus the amount that would reduce by one-half the Bank's surplus capital ratio at the beginning of the calendar year without prior Office of Thrift Supervision ("OTS") approval. Additional limitations on dividends declared or paid on, or repurchases of, the Bank's capital stock are tied to the Bank's level of compliance with its regulatory capital requirements.

               The Bank is required under OTS regulations to maintain a minimum amount of regulatory capital. This requirement has been met.

               Under the Internal Revenue Code, the Bank is permitted to deduct an annual addition to a reserve for bad debts. This amount differs significantly from the bad debt expense used for financial accounting purposes. Bad debt deductions for income tax purposes of $975,000 are included in taxable income of later years only if the bad debt reserves are used for purposes other than to absorb bad debt losses. Because the Bank does not intend to use the reserve for purposes other than to absorb losses, no deferred income taxes have been provided.

NOTE 11        RETAINED EARNINGS (CONTINUED)


               The following is a reconciliation of the Bank's GAAP (Generally
               Accepted Accounting Principles) capital to regulatory capital at
               September 30, 1996:
                                                                            BANK REGULATORY CAPITAL
                                                     -----------------------------------------------------------------------
                                                                       Total Tangible       Total Core       Total Risk-
                                                       GAAP Capital        Capital           Capital        Based Capital
                                                     ---------------   ----------------   ---------------  -----------------
                GAAP Capital Before
                  Adjustments                        $    4,301,000
                                                     ===============

                GAAP Capital as Adjusted             $    4,302,000
                                                     ===============


                Regulatory Capital-Computed                            $     4,302,000    $    4,302,000   $      4,511,000

                Minimum-Capital Requirement                                    794,000         1,587,000          2,427,000
                                                                       ----------------   ---------------  -----------------

                Regulatory Capital Excess                              $     3,508,000    $    2,715,000   $      2,084,000
                                                                       ================   ===============  =================

               Total tangible and core capital to total assets is 8.1% and 7.9%, with risk-based capital to risk-weighted assets of 14.9% and 15.4% at September 30, 1996 and 1995, respectively. These ratios are in excess of the requirements as discussed in Note 12.



NOTE 12 FINANCIAL INSTITUTIONS REFORM, RECOVERY AND ENFORCEMENT ACT OF 1989 (FIRREA) CONSIDERATIONS

               On August 9, 1989, FIRREA was signed into law. FIRREA imposed more stringent capital requirements upon savings institutions ("the institutions") than those previously in effect.

               The legislation contains provision for new capital standards that require institutions to have a minimum regulatory tangible capital equal to 1.5% of total adjusted assets and leverage capital ratio of core capital not less than 3% of adjusted total assets. Additionally, institutions are required to meet a risk-based capital requirement of 8% of risk rated assets.

               As of September 30, 1996, the Company complies with the current FIRREA capital requirements.

NOTE 13        BUSINESS COMBINATION

               On April 25, 1994, the Bank was converted from a federally chartered mutual savings bank to a federally chartered stock savings bank with the concurrent formation of a holding company. The Bank issued all of its common stock to the Company and concurrently, the Company issued 260,387 shares of common stock.

               The consolidated financial statements of the Company give effect to the conversion which has been accounted for as a pooling of interest combination. However, since the Company was a newly formed shell corporation with no assets, liabilities or equity prior to the conversion, the transaction had no impact on the accounts and results of operations of the Bank as previously reported.



NOTE 14        MANAGEMENT RECOGNITION PLAN AND STOCK OPTION PLAN

               On April 25, 1994, in accordance with the stock conversion, the Board of Directors approved the Management Recognition Plan (MRP) and Stock Option Plan (Plan) for certain employees of the Company and Bank and Directors of the Company.

               The Bank has contributed $78,110 to a trust to purchase 7,811 shares of common stock in the conversion. Each participating officer, Director and employee will earn shares over a five-year vesting period.

               In accordance with generally accepted accounting principles, the MRP has been reflected as a reduction of stockholders' equity and the balance will be charged against income over the five-year vesting period.

               Under the terms of the Plan, 26,039 shares of common stock were issued to a trust in conversion and are reserved for issuance by the Company upon exercise of stock options granted to employees and Directors of the Company. Options to purchase 18,850 shares of common stock for an average of $10.45 per share were issued to certain employees and Directors. These options have a term of ten years.

                                      F-23
NOTE 15        PARENT COMPANY FINANCIAL INFORMATION

               Mid-Central Financial Corporation (parent company only) condensed balance sheets as of September 30 and the related statements of income and cash flows for the years then ended are as follows:

                            CONDENSED BALANCE SHEETS

                                                       1996           1995
                                                   -----------    -----------
                          ASSETS

Cash                                               $   824,203    $ 1,001,474
Investment in Subsidiary                             4,272,664      4,115,805
Other Assets                                                 0         12,992
                                                   -----------    -----------

         Total Assets                              $ 5,096,867    $ 5,130,271
                                                   ===========    ===========

           LIABILITIES AND STOCKHOLDER'S EQUITY

Accrued Expenses                                   $     1,630    $         0
                                                   -----------    -----------

STOCKHOLDER'S EQUITY
   Capital Stock                                   $    23,501    $    24,739
   Additional Paid-In Capital                        2,149,022      2,262,074
   Retained Earnings, Substantially Restricted       2,922,714      2,843,458
                                                   -----------    -----------
         Total Stockholder's Equity                $ 5,095,237    $ 5,130,271
                                                   -----------    -----------

         Total Liabilities and
           Stockholder's Equity                    $ 5,096,867    $ 5,130,271
                                                   ===========    ===========


                            CONDENSED STATEMENTS OF INCOME

Interest Income                                    $    22,918    $    28,311
Dividends Received from Subsidiary Bank                 80,000         80,000
                                                   -----------    -----------
         Total Income                              $   102,918    $   108,311

Operating Expenses                                      18,895         28,923
                                                   -----------    -----------

INCOME BEFORE INCOME TAXES AND EQUITY IN
   UNDISTRIBUTED EARNINGS OF SUBSIDIARIES          $    84,023    $    79,388

INCOME TAX (BENEFIT) EXPENSE                             1,630           (240)
                                                   -----------    -----------

INCOME BEFORE EQUITY IN UNDISTRIBUTED
   EARNINGS OF SUBSIDIARIES                        $    82,393    $    79,628

EQUITY IN UNDISTRIBUTED EARNINGS OF
   SUBSIDIARIES                                        145,374        245,949
                                                   -----------    -----------

NET INCOME                                         $   227,767    $   325,577
                                                   ===========    ===========

NOTE 15        PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

                           CONDENSED STATEMENTS OF CASH FLOWS

                                                          1996            1995
                                                   -----------     -----------

CASH FLOWS FROM OPERATING ACTIVITIES
   Net Income                                      $   227,767     $   325,577
   Adjustments to Reconcile Net Income to
     Net Cash Provided by Operating Activities:
      Equity in Undistributed Earnings of
        Subsidiaries                                  (145,374)       (245,949)
      (Increase) Decrease in Other Assets                    0            (788)
      Increase (Decrease) in Taxes Payable              14,621         (14,394)
                                                   -----------     -----------
         Net Cash Provided by
            Operating Activities                   $    97,014     $    64,446
                                                   -----------     -----------


CASH FLOWS FROM FINANCING ACTIVITIES

   Dividends Paid                                  $   (73,289)    $   (77,142)
   Retirement of Stock                                (200,996)       (177,075)
                                                   -----------     -----------
         Net Cash Provided (Used) by
            Financing Activities                   $  (274,285)    $  (254,217)
                                                   -----------     -----------

NET INCREASE (DECREASE) IN CASH                    $  (177,271)    $  (189,771)

Cash - Beginning                                     1,001,474       1,191,245
                                                   -----------     -----------

CASH - ENDING                                      $   824,203     $ 1,001,474
                                                   ===========     ===========

NOTE 16        DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

                                                            1996                                      1995
                                            --------------------------------------   ---------------------------------------
                                                  Carrying              Fair               Carrying               Fair
                                                   Amount              Value                Amount               Value
                                            ------------------   -----------------   ------------------   ------------------
                Financial Assets:

                  Investment Securities     $       2,215,015    $      2,221,313    $       4,423,468    $       4,420,026
                                            ==================   =================   ==================   ==================

                  Loans                     $      43,523,555                        $      37,946,630
                  Less: Allowance for
                    Loan Losses                       208,670                                  165,353
                                            ------------------                       ------------------
                      Loans (Net)           $      43,314,885    $     42,981,000    $      37,781,277    $      37,539,000
                                            ==================   =================   ==================   ==================

                Financial Liabilities:

                  Total Deposits            $      46,872,604    $     46,802,000    $      46,803,983    $      46,838,000
                                            ==================   =================   ==================   ==================